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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

THE BON-TON STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2801 East Market Street
York, PA 17402
www.bonton.com

May 6, 2014

Dear Shareholder:

        You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Company's offices, 2801 East Market Street, York, Pennsylvania on Tuesday, June 17, 2014, beginning at 9:00 a.m.

        We are using the Securities and Exchange Commission rule that allows companies to furnish proxy materials over the internet. The proxy materials consist of our official notice of meeting, the proxy statement and our 2013 Annual Report. We are mailing to many of our shareholders a notice that the proxy materials are available on our website rather than sending a paper copy of this proxy statement and our 2013 Annual Report. We believe this electronic proxy process will expedite shareholders' receipt of proxy materials, conserve valuable natural resources and reduce the Company's costs of printing and distributing proxy materials.

        Your vote is important to us. Even if you plan to attend the meeting, please vote your shares by telephone or over the internet, or, alternatively, if you elect to receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these three methods of voting are contained in our proxy materials. If you attend the meeting, you may continue to have your shares voted as previously indicated or you may withdraw your proxy at the meeting and vote the shares in person.

Sincerely,

Tim Grumbacher Chairman of the Board

2801 East Market Street
York, PA 17402
www.bonton.com

NOTICE OF ANNUAL MEETING

        The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 17, 2014, at 9:00 a.m., at the Company's offices, 2801 East Market Street, York, Pennsylvania.

        The purposes of the meeting are:

  1.
  To elect an eight-member Board of Directors for a one-year term;

  2.
  To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the proxy statement;

  3.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014; and

  4.
  To consider any other matters as may properly come before the meeting.

        Shareholders who owned shares of our stock at the close of business on April 17, 2014 may attend and vote at the meeting. You may vote by telephone or over the internet or, if you elect to receive a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person, even if he or she has already returned a proxy card or voted by telephone or over the internet.

J. Gregory Yawman Vice President—General Counsel and Secretary

York, Pennsylvania
May 6, 2014

        Please vote by telephone or over the internet as instructed on the proxy card or, if you have elected to receive a paper copy of our proxy materials by mail, complete, sign and date the proxy card as promptly as possible and return it in the envelope provided. If you vote by telephone or over the internet, do not return your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 17, 2014

        This proxy statement and the Company's Annual Report for the fiscal year ended February 1, 2014 are both available in the Investor Relations section of the Company's website at www.bonton.com.

THE BON-TON STORES, INC.
PROXY STATEMENT

        We are providing this proxy statement to solicit your proxy for use at the Annual Meeting of Shareholders (the "meeting"), which will be held at 9:00 a.m. on Tuesday, June 17, 2014. The proxy materials, which consist of the 2013 Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are being made available to our shareholders on or about May 6, 2014.

        The Company is furnishing proxy materials over the internet pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"). We are mailing to many of our shareholders a notice that the proxy materials are available on our website. The notice provides instructions on accessing the proxy materials and submitting your proxy on-line. The notice also provides instructions for requesting paper copies of the proxy materials, which are available free of charge.

        We do not anticipate that any matters will be raised at the meeting other than those described in the Notice of Annual Meeting. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.

        When your proxy card is signed and returned, or you have submitted your proxy over the internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted "for" the Board nominees, "for" the approval of the compensation of the Named Executive Officers, and "for" ratification of the appointment of KPMG LLP as independent registered public accounting firm.

        You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the internet or by telephone or by voting in person at the meeting.

        Your proxy is being solicited by the Board of Directors (the "Board"). We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.

        References in this proxy statement to a year refer to our fiscal year, which is the 52- or 53-week period ending on the Saturday nearer to January 31 of the following calendar year (for example, a reference to 2013 is a reference to the fiscal year ended February 1, 2014).

VOTING PROCEDURES AND SECURITY OWNERSHIP

Outstanding Shares and Voting Rights

        Shareholders of record at the close of business on April 17, 2014 are entitled to vote at the meeting. At that time, there were 17,576,267 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.

        The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.

        For Proposal One, the nominees receiving a majority of the votes cast will be elected. (A majority of votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director.) A proxy marked "withhold" with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.

        For Proposal Two, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal Two is required to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this proxy statement.

        For Proposal Three, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal Three is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

        Because your vote on Proposal Two is advisory, it will not bind the Board or the Human Resources and Compensation Committee of the Board. However, the Board and the Human Resources and Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation.

        Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor of or against a particular matter.

        If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are held in "street name." If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors or the advisory proposal to approve the compensation of our Named Executive Officers unless they receive voting instructions from the beneficial owner.

        If you own common stock in your own name, you are an "owner of record." This means you may direct the persons named as proxies how to vote your shares. If you fail to return your proxy, the proxies cannot vote your shares at the meeting.

        You have four voting options:

  •
  Internet:    You can vote over the internet at the internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the internet, we encourage you to vote this way. If you vote over the internet, do not return your proxy card.

  •
  Telephone:    You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

  •
  Proxy Card:    You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

  •
  Vote in Person:    You can attend the meeting and vote in person.

        If your shares are held in street name, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of internet and telephone voting depends on their voting processes. Please follow the voting instruction form sent to you by your bank, broker or other nominee.

        If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the "401(k) Plan"), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.

        The NASDAQ Stock Market listing standards provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a "controlled" company. Bon-Ton is a "controlled" company because Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer of the Company, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote "for" each of the nominees for director, "for" the approval of the compensation of the Named Executive Officers and "for" ratification of the appointment of KPMG LLP. Consequently, the election of each nominee for director, the approval of the compensation of the Named Executive Officers, and the ratification of the appointment of KPMG LLP are assured.

Principal Shareholders

        This table shows owners of 5% or more of the Class A common stock or common stock as of March 14, 2014. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock		Common Stock(1)
Name and Address	Number of Shares	Percent of Class	Number of Shares		Percent of Class
Tim Grumbacher 2801 E. Market Street York, PA 17402	2,951,490	100.00%	4,330,266		21.22%
Gamco Investors, Inc. Gabelli Funds, LLC Teton Advisors, Inc. One Corporate Center Rye, NY 10580-1435	—		2,080,681	(2)	11.92%
Lombard Odier Asset Management (USA) Corp. 888 7th Avenue New York, NY 10106	—		1,366,194	(2)	7.83%
Michael L. Gleim 2801 E. Market Street York, PA 17402	—		994,652	(3)	5.70%
Berylson Capital Partners, LLC Berylson Master Fund, LP 33 Arch Street, Suite 3100 Boston, MA 02110	—		887,118	(2)	5.08%

(1)
Each share of Class A common stock is convertible into one share of common stock at the holder's option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)
Based solely on Schedule 13D filed with the SEC by Gamco Investors, Inc. and affiliates on February 25, 2014 and Schedules 13G filed with the SEC by Lombard Odier Asset Management (USA) Corp. and affiliates on February 10, 2014 and Berylson Capital Partners, LLC and affiliates on February 20, 2014.

(3)
Includes (a) 195,523 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Gleim and Tim Grumbacher are the directors, (b) 668,397 shares of common stock held by trusts for the benefit of Tim Grumbacher's children of which Messrs. Gleim and David R. Glyn are the trustees, and (c) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher's grandchildren of which Beth Elser, Mr. Glyn and Mr. Gleim are the trustees. Also includes 53,367 shares owned by Cathy Gleim, Mr. Gleim's wife, and 2,300 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all shares referred to in this note. Does not include 78,284 Restricted Stock Units ("RSUs") held by Mr. Gleim. RSUs awarded in years prior to 2012 do not confer on Mr. Gleim voting or dispositive control over shares of common stock until one year following termination of his Board service and RSUs awarded in 2012 and thereafter do not confer voting or dispositive control until three months following termination of his Board service, at which time shares of common stock are issued on a one-share for one-unit basis.

  Security Ownership of Directors and Executive Officers

        This table shows, as of March 14, 2014, the holdings of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers during 2013 (collectively, the "Named Executive Officers"), each director, and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock		Common Stock(1)
Name	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned(2)		Percent of Class
Tim Grumbacher	2,951,490	100.00%	4,330,266	(3)	21.22%
Michael L. Gleim	—		994,652	(4)	5.70%
Brendan L. Hoffman	—		809,563		4.64%
Keith E. Plowman	—		262,907	(5)	1.50%
Stephen R. Byers	—		221,177		1.26%
Luis Fernandez	—		58,660		*
Lucinda M. Baier	—		10,000		*
Philip M. Browne	—		8,600	(6)	*
Todd C. McCarty	—		—		—
Jeffrey B. Sherman	—		—		—
Steven B. Silverstein	—		—		—
All directors and executive officers as a group (11 persons)	2,951,490	100.00%	6,500,302		31.68%

*
less than 1%

(1)
See note (1) to Principal Shareholders table.

(2)
The shares reflected include both options exercisable within 60 days of March 14, 2014 and Restricted Shares, but exclude RSUs awarded as a component of non-employee director compensation. Restricted Shares confer voting rights on the holder but are subject to forfeiture as provided in the Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan

  and the Amended and Restated 2009 Omnibus Incentive Plan (together, the "Stock Incentive Plan"). For awards in years prior to 2012, RSUs do not confer on the non-employee director voting or dispositive control over common shares until one year following termination of Board service and, for awards in 2012 and thereafter, RSUs do not confer voting or dispositive control over common shares until three months following termination of Board service. The following table sets forth the number of options exercisable within 60 days of March 14, 2014, and the number of Restricted Shares and RSUs held by each person:

Name	Options Exercisable Within 60 Days of March 14, 2014	Restricted Shares	Restricted Stock Units
Tim Grumbacher	—	—	—
Michael L. Gleim	—	—	78,284
Brendan L. Hoffman	—	700,000	—
Keith E. Plowman	51,019	95,000	—
Stephen R. Byers	61,019	53,500	—
Luis Fernandez	—	52,500	—
Lucinda M. Baier	—	—	63,193
Philip M. Browne	—	—	75,930
Todd C. McCarty	—	—	63,510
Jeffrey B. Sherman	—	—	4,679
Steven B. Silverstein	—	—	4,649
All directors and executive officers as a group (11 persons)	112,038	901,000	290,245
(3)
As of March 14, 2014, Mr. Grumbacher had pledged 605,103 shares of common stock as security for a loan.

(4)
See note (3) to Principal Shareholders Table.

(5)
Includes 675 shares held in an Individual Retirement Account by Mr. Plowman's spouse. Mr. Plowman disclaims beneficial ownership of these shares.

(6)
As of March 14, 2014, Mr. Browne had pledged 8,600 shares of common stock as security for a line of credit.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The Board proposes the following nominees for election as directors to hold office until the 2015 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.

LUCINDA M. BAIER—Director since 2007. Age 49

        Ms. Baier has served as Executive Vice President of Navigant Consulting, Inc., a specialized, global expert services firm, since February 2013, and became Chief Financial Officer in March 2013. She had been Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Central Parking System, Inc., a leading firm in parking management and marketing, from August 2011 to October 2012, having previously served as Senior Vice President and Chief Financial Officer since September 2010. Prior to that, Ms. Baier was Executive Vice President and Chief Financial Officer of Movie Gallery, Inc., a home entertainment specialty retailer, from July 2008 to February 2010. In February 2010, Movie Gallery, Inc. filed for reorganization under Chapter 11 of the Bankruptcy Code.

        In determining that Ms. Baier should serve as a director of the Company, the Board considered her significant experience as a chief financial officer of a public company, her expertise and background with regard to accounting and financial matters, as well as her expertise in financial and strategic planning, regulatory compliance and reporting and corporate financing.

PHILIP M. BROWNE—Director since 2002. Age 54

        Mr. Browne has served as Managing Director, Finance and Administration, of Franklin Square Capital Partners, a sponsor and distributor of investment products, since April 2012. Prior to that, he was Senior Vice President and Chief Financial Officer of Advanta Corp., one of the nation's largest credit card issuers in the small business market, from June 1998 to March 2011. In November 2009, Advanta Corp. filed for reorganization under Chapter 11 of the Bankruptcy Code. Prior to that, Mr. Browne was a partner at Arthur Andersen LLP, where he was employed for more than 15 years. Mr. Browne serves on the national board of directors and as the Treasurer of Living Beyond Breast Cancer.

        In determining that Mr. Browne should serve as a director of the Company, the Board considered his significant experience as a chief financial officer of a public company, his expertise and background with regard to accounting and financial matters, as well as his expertise in financial and strategic planning, regulatory compliance and reporting and corporate financing.

MICHAEL L. GLEIM—Director since 1991. Age 71

        Mr. Gleim was elected Vice Chairman of the Board of Directors in November 2013, having served as the Company's Lead Director since January 2010. He was Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President of Bon-Ton, and from 1989 to 1991 he was Executive Vice President of Bon-Ton.

        In determining that Mr. Gleim should serve as a director of the Company, the Board considered his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, financing and corporate governance.

 TIM GRUMBACHER—Director since 1967. Age 74

        Mr. Grumbacher is currently Chairman of the Board and Strategic Initiatives Officer. He was named Chairman of the Board of Directors in June 2013. Mr. Grumbacher served as Executive Chairman of the Board of Directors of Bon-Ton from February 2005 to February 2012, when he was named Chairman Emeritus and Strategic Initiatives Officer. He served as Chairman of the Board of Directors of Bon-Ton from August 1991 to February 2005. He was Chief Executive Officer of Bon-Ton from 1985 to 1995 and in positions of senior management since 1977.

        In determining that Mr. Grumbacher should serve as a director of the Company, the Board considered his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, financing and corporate governance and his significant ownership interest in the Company.

BRENDAN L. HOFFMAN—Director since February 2012. Age 45

        Mr. Hoffman became President and Chief Executive Officer of Bon-Ton in February 2012. Mr. Hoffman served as President and Chief Executive Officer of Lord & Taylor, a division of Hudson's Bay Trading Company, from October 2008 to January 2012. Prior to that, Mr. Hoffman served for six years as President and Chief Executive Officer of Neiman Marcus Direct, where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. Mr. Hoffman has served as a director of Pier 1 Imports, Inc. since January 2011.

        In determining that Mr. Hoffman should serve as a director of the Company, the Board considered his current role as President and Chief Executive Officer, his numerous years of executive leadership in the retail department store industry as well as his expertise in strategic planning, business expansion, merchandising, marketing, financing and corporate governance.

        Mr. Hoffman has announced that he will not renew his contract upon its expiration in February 2015. The Board will undertake a national search to find a chief executive officer to succeed Mr. Hoffman.

TODD C. MCCARTY—Director since 2007. Age 48

        Mr. McCarty has served as Senior Vice President, Global Human Resources of Las Vegas Sands Corporation since September 2012. He was Senior Vice President, Human Resources of The New York Times Company from December 2009 to September 2012. Prior to that, Mr. McCarty served as Senior Vice President, Global Human Resources of Readers Digest Association, Inc. from March 2008 to December 2009. In August 2009, Readers Digest Association, Inc. filed for reorganization under Chapter 11 of the Bankruptcy Code.

        In determining that Mr. McCarty should serve as a director of the Company, the Board considered his many years of experience as a senior executive in the field of human resources, including specialized knowledge beneficial to the Board of Directors in its formulation of compensation strategies and objectives.

JEFFREY B. SHERMAN—Director since March 2013. Age 65

        Mr. Sherman has been President of The Echo Design Group, Inc., a company that designs, manufactures and distributes accessories and home products, since 2010. From 2008 to 2010, he served as President and Chief Executive Officer of Hudson's Bay Trading Company, a retailer with over 600 retail locations in Canada and the United States. Prior to that, Mr. Sherman served as President and Chief Operating Officer of the Polo Retail Group of Ralph Lauren Corporation, as Chief Executive Officer of Limited Stores and in positions of increasing responsibility for over thirty years with Federated Department Stores, including President and Chief Operating Officer of Bloomingdale's.

Mr. Sherman serves on the board of directors of United Way, New York City and as senior advisor to the board of directors of Bluefly Holdings, Inc.

        In determining that Mr. Sherman should serve as a director of the Company, the Board considered his numerous years of executive leadership with companies in the department store and retail industries as well as his expertise in strategic planning, business expansion, merchandising, marketing, distribution, brand development and financing.

STEVEN B. SILVERSTEIN—Director since September 2013. Age 54

        Mr. Silverstein has been President and Chief Executive Officer of Spencer Spirit Holdings, Inc., a company that operates two retail brands, Spencer Gifts and Spirit Halloween, since 2003. From 1992 to 2003, Mr. Silverstein served in positions of increasing responsibility at Linens 'n Things, Inc., including the position of President. Prior to that, he served as a Divisional Merchandise Manager of Bloomingdale's. Mr. Silverstein serves on the board of Wave Hill Botanic Garden in Bronx, New York.

        In determining that Mr. Silverstein should serve as a director of the Company, the Board considered his numerous years of executive leadership with companies in the retail industry as well as his expertise in strategic planning, business expansion, merchandising, marketing, distribution, brand development and financing.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Governing Documents

        The key documents that constitute our corporate governance framework are our:

  •
  Articles of Incorporation

  •
  Bylaws

  •
  Corporate Governance Policies

  •
  Audit Committee Charter

  •
  Human Resources and Compensation Committee Charter

  •
  Governance and Nominating Committee Charter

  •
  Executive Committee Charter

  •
  Code of Ethical Standards and Business Practices

        Each of the committee charters and the Code of Ethical Standards and Business Practices is available on our website at www.bonton.com by clicking on "Investor Relations," then "Corporate Governance."

Code of Conduct

        The Company maintains a Code of Ethical Standards and Business Practices (the "Code of Conduct") that sets forth the Company's policies and expectations. The Code of Conduct, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company's assets. The Code of Conduct meets the NASDAQ Stock Market's requirements for a code of conduct as well as the SEC's definition of a code of ethics applicable to the Company's senior officers.

Director Independence

        The Board has determined that each of Messrs. Browne, Gleim, McCarty, Sherman and Silverstein and Ms. Baier is an "independent" director as that term is defined in the listing standards of the NASDAQ Stock Market. In determining independence, the Board carefully reviewed any possible related party transactions between the Company or any of its affiliates and each of the independent directors and determined there were no transactions that would compromise such director's independence. Although the Board consists of a majority of independent directors, the Company is, as discussed on page 3, a "controlled company" and, as such, the Company may elect under Rule 5615(c) of the listing standards of the NASDAQ Stock Market not to have a majority of the Board consist of independent directors.

Leadership Structure

        The Company has chosen to separate the roles of Chairman of the Board and Chief Executive Officer, believing that this structure allows the Chairman of the Board to focus on leadership of the Board and to ensure that the Board fulfills its duties and responsibilities while the Chief Executive Officer focuses on leadership of the Company, including its strategic direction, the quality of its management and continuous operational improvement to enhance shareholder value. To further strengthen the Board's governance structure, the Company's Corporate Governance Policies provide for an independent Vice Chairman of the Board. The role of the Vice Chairman is described on page 12.

 Meetings of the Board of Directors

        During 2013, the Board held six meetings and took action by unanimous consent without a meeting four times. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office. At each meeting of the Board, the independent directors also meet in executive session, at which only the independent directors are present.

Board Committees

        The Board has an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominating Committee and an Executive Committee. The primary functions of each committee, its members, the number of times the committee met during 2013, and certain other information regarding each committee, are described below. The membership of each committee is as of the date of this proxy statement.

Audit Committee

        The members of the Audit Committee are Philip M. Browne (Chair), Lucinda M. Baier and Todd C. McCarty. The Board has determined that each of Mr. Browne and Ms. Baier is an "audit committee financial expert" as defined by applicable SEC rules and the listing standards of the NASDAQ Stock Market. The Audit Committee is comprised entirely of "independent" directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards and operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The Audit Committee appoints and establishes the compensation for the Company's independent registered public accounting firm and approves in advance all engagements with the independent registered public accounting firm to perform audit or non-audit services. The Audit Committee oversees (1) the integrity of the Company's financial statements, (2) the Company's system of internal control over financial reporting and disclosure controls, (3) the Company's compliance with legal and regulatory requirements, (4) the qualification, independence and performance of the Company's independent registered public accounting firm and (5) the performance of the Company's internal audit function. The Audit Committee also oversees the financial reporting processes of the Company and the audits of the Company's financial statements. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

        The Audit Committee met six times during 2013.

Human Resources and Compensation Committee

        The members of the Human Resources and Compensation Committee (referred to in this proxy statement as the "HRCC") are Todd C. McCarty (Chair), Jeffrey B. Sherman and Steven B. Silverstein. The HRCC is comprised entirely of "independent" directors, as defined by the listing standards of the NASDAQ Stock Market, and all members are "non-employee directors" as defined by applicable SEC rules and "outside directors" as defined by applicable rules under the Internal Revenue Code. The HRCC operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The HRCC reviews and evaluates the Company's overall compensation strategy to ensure that it promotes shareholder interests, supports the Company's strategic objectives and provides for appropriate rewards and incentives for the Company's management and employees. The HRCC reviews, evaluates and provides recommendations to the Board regarding the plans, policies and programs relating to the compensation of the Company's executive officers, the general compensation policies of the Company, succession planning, management development, and termination policies and arrangements. In addition, the HRCC reviews and approves the structure of the Company's bonus plans, administers the Company's stock incentive plans and oversees the Company's retirement, defined benefit and health and welfare plans.

        At the end of each year, the HRCC evaluates the performance of the President and Chief Executive Officer and the other executive officers of the Company with respect to approved goals and objectives, and establishes the compensation levels for the executive officers, including base pay, annual incentive compensation, long-term incentive plan participation, entrance into an agreement regarding employment and any special or supplemental benefits. The HRCC also establishes compensation levels for any newly-hired executive officer. (See "Compensation Discussion and Analysis" on page 21 for additional discussion of the elements of executive officer compensation.) The compensation of the President and Chief Executive Officer is also reviewed by the full Board. The HRCC annually reviews with the President and Chief Executive Officer the performance of the other executive officers and approves their compensation for the next year. The HRCC establishes the corporate goals associated with the Company's Cash Bonus Plan, Management Incentive Plan and performance-based restricted stock awards and has the authority to determine whether the requirements for receipt of a bonus or performance-based restricted stock should be waived.

        The HRCC may delegate its authority to a subcommittee comprised solely of its members. To assist it in carrying out its responsibilities, the HRCC is authorized to retain the services of advisors. During 2013, the HRCC engaged Meridian Compensation Partners, LLC ("Meridian") to provide counsel on executive compensation matters. The nature and scope of services rendered by Meridian were:

  •
  competitive market pay analyses;

  •
  ongoing support with regard to market trends impacting compensation and benefit programs;

  •
  preparation for and attendance at selected HRCC and Board meetings; and

  •
  other miscellaneous requests that occurred throughout the year.

        The HRCC did not direct Meridian to perform the above services in any particular manner or under any particular method. The HRCC has the final authority to hire and terminate the consultant, and the HRCC evaluates the consultant periodically.

        (See "Compensation Discussion and Analysis" on page 21 for additional discussion of the processes and procedures for the consideration and determination of executive officer compensation.)

        During 2013, the HRCC met seven times and took action by unanimous consent without a meeting once.

Governance and Nominating Committee

        The members of the Governance and Nominating Committee (referred to in this proxy statement as the "Governance Committee") are Michael L. Gleim (Chair) and Tim Grumbacher. Mr. Grumbacher is not an independent director. As discussed on page 3, the Company is a "controlled company" and, as such, the Company may elect, and has elected, under Rule 5615(c) of the listing standards of the NASDAQ Stock Market, not to have a Governance Committee comprised solely of independent directors.

        The Governance Committee reviews, develops and makes recommendations to the Board regarding the Company's governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The Governance Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The Governance Committee operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The Governance Committee met four times during 2013.

Executive Committee

        The members of the Executive Committee are Tim Grumbacher (Chair) and Michael L. Gleim. The Executive Committee has the authority to act in place of the Board on specified matters.

        The Executive Committee has the following responsibilities: to propose the Board meeting schedule for each year and to refine the agenda prior to each Board meeting, to keep the members of the Board informed of pertinent issues that arise between regularly scheduled quarterly Board meetings and to act as a sounding board for the Company's Chief Executive Officer when appropriate. The Executive Committee Charter under which the Executive Committee operates was adopted by the Board and is posted in the Investor Relations section of the Company's website at www.bonton.com.

        During 2013, the Executive Committee met 12 times.

Role of the Vice Chairman

        In January 2010, the Board elected Michael L. Gleim as Lead Director of the Board, and in November 2013, the Board elected Mr. Gleim as Vice Chairman of the Board. The primary duties of the Vice Chairman, which are similar to those of the former position of Lead Director, are, among other things, to:

  •
  work closely with and serve in an advisory capacity to the Chairman, the Chief Executive Officer and the Executive Committee;

  •
  assist the Board in assuring that the Board operates in compliance with applicable laws and regulations and the Company's Charter, By-Laws and corporate governance policies;

  •
  establish, in consultation with the Chairman, the Chief Executive Officer and non-employee directors, the frequency, duration, structure and location of Board meetings and review such from time to time, as considered appropriate or as requested by the Board;

  •
  assist the Chairman, the Chief Executive Officer and the Executive Committee in setting Board meeting agendas;

  •
  review and assess, in conjunction with the Chairman, the Chief Executive Officer and the relevant committees of the Board, director attendance, performance and the size and composition of the Board and its committees; and

  •
  preside at all meetings of the Board at which the Chairman is not present and chair executive sessions of the Board at every Board meeting.

Role of the Board in Risk Oversight

        The Board as a whole has responsibility for risk oversight. The oversight responsibility of the Board and the Board committees is facilitated by management reporting processes designed to provide information to the Board concerning the identification, assessment and management of critical risks and management's risk mitigation strategies and practices. These areas of focus include compensation, financial (including accounting, reporting, credit, liquidity and tax), operational, legal, regulatory, environmental, political and strategic risks. The full Board (or the appropriate Board committee), in concert with the appropriate management within the Company, reviews management reports to formulate risk identification, management and mitigation strategies. When a Board committee initially reviews management reports, the Chairman of the relevant Board committee briefs the full Board on the specifics of the matter at the next Board meeting. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee. This process enables the Board to coordinate the risk oversight role, particularly with respect to risks spanning more than one operational area.

Director Nominations Process and Director Qualifications

        The Governance Committee considers any appropriate recommendations for candidates for the Board. Any candidate recommended for the Board shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the Governance Committee's view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity and reputation of the Company. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Candidates for Board membership are reviewed in the context of the current Board composition, the operating requirements of the Company and the long-term interests of the Company's shareholders. The Governance Committee seeks to ensure that backgrounds and qualifications of the Company's directors, as a group, provide significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities to shareholders.

        Although the Governance Committee does not have a formal written policy regarding diversity in composition of the Board, the Governance Committee does consider the contribution of a candidate to the overall diversity of the Board. Diversity is considered broadly and includes variety in personal and professional backgrounds, experience and skills, geographic location, as well as differences in gender, race, ethnicity and age.

        Each candidate for Board membership commits to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and participation in, meetings of the Board and the Board committees of which he or she is a member.

        When considering whether candidates for Board membership have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively, the Governance Committee focuses on the information provided in each of the Director's individual work histories set forth on pages 6 through 8.

        The Governance Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of the Secretary, The Bon-Ton Stores, Inc., 2801 East Market Street, Building E, York, Pennsylvania 17402. No shareholder recommendations have been received since the June 18, 2013 shareholder meeting.

        In addition, the Governance Committee considers potential candidates recommended by current directors, Company officers, employees and others. When appropriate, the Governance Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

        In re-nominating incumbent directors to continue for an additional term, the Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company's business.

 Director Attendance at Annual Meetings

        The Company has adopted a policy that encourages Board members who reside in the York area to attend the annual meeting of shareholders. Three of the (then) seven members of the Board attended the 2013 Annual Meeting of Shareholders.

Shareholder Communication with the Board of Directors

        Any shareholder who wishes to communicate with the Board of Directors or any individual director may do so by directing correspondence, which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of the Secretary, The Bon-Ton Stores, Inc., 2801 East Market Street, Building E, York, Pennsylvania 17402. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay certain shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.

Compensation of Directors

        During 2013, Messrs. Grumbacher and Hoffman were employees of the Company and were not paid any separate compensation for serving as directors. Messrs. Grumbacher and Hoffman are the only current employees who serve as directors.

        Each non-employee director receives both cash compensation and stock compensation comprised of the following:

  •
  a $120,000 annual fee, $50,000 of which is paid in cash (the "annual cash retainer") and $70,000 of which is paid in RSUs that vest at the end of the current one-year term of the director;

  •
  a $20,000 annual cash fee for serving on the Executive Committee;

  •
  a $5,000 annual cash fee for serving on each committee (other than the Executive Committee); and

  •
  a $15,000 supplemental annual fee for each committee chair, $10,000 of which is paid in cash and $5,000 in RSUs that vest at the end of the current one-year term of the director.

        The RSUs issued to directors are distributable after the applicable period following termination of Board service. The current grant documents provide for a period of three months following termination of Board service.

        One of the Company's non-employee directors, currently Lucinda M. Baier, serves as the Board's representative on the committee that oversees the Company's retirement contribution plan. For her service on this committee, Ms. Baier receives $5,000 annually.

        Mr. Gleim serves as Vice Chairman of the Board. For his service as Vice Chairman, Mr. Gleim receives a supplemental fee of $165,000 in cash per year.

        Directors may defer all or any part of their cash compensation into additional RSUs.

        The following table presents the compensation provided by the Company during 2013 to each non-employee director:

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)	Change in pension value and nonqualified deferred compensation earnings ($)		All other compensation ($)		Total ($)
Lucinda M. Baier	55,000		70,000	—		5,000	(2)	130,000
Philip M. Browne	65,000		75,000	—		—		140,000
Michael L. Gleim	241,250	(3)	80,000	—	(4)	—		321,250
Todd C. McCarty	62,500		75,000	—		—		137,500
Jeffrey B. Sherman	55,000		70,000	—		—		125,000
Steven B. Silverstein	13,750		52,000	—		—		65,750

(1)
The amounts reported in this column reflect the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation ("ASC 718") for RSUs granted in 2013 to each non-employee director. The amounts do not reflect compensation actually received by the non-employee directors. For awards in years prior to 2012, RSUs do not confer on the non-employee director voting or dispositive control over common shares until one year following termination of Board service and, for awards in 2012 and thereafter, RSUs do not confer voting or dispositive control over common shares until three months following termination of Board service. Assumptions used in the calculation of these amounts are included in Note 16 to our audited financial statements included in our Form 10-K filed with the SEC on April 16, 2014.

The aggregate number of RSUs held by each non-employee director as of February 1, 2014 was:
        63,193 held by Ms. Baier
        75,930 held by Mr. Browne
        78,284 held by Mr. Gleim
        63,510 held by Mr. McCarty
        4,679 held by Mr. Sherman
        4,649 held by Mr. Silverstein

(2)
Fees received for Ms. Baier's service on the Company's Retirement Contribution Plan Committee.

(3)
Includes fees received for Mr. Gleim's service as Lead Director for three quarters of 2013 and Vice Chairman of the Board for the last quarter of 2013.

(4)
The actuarial valuation of the change in the pension value of Mr. Gleim's benefit in the Bon-Ton SERP was a decrease of $35,149.

Share Ownership Guidelines

        In December 2007, the Company adopted guidelines requiring each non-employee director to maintain an equity stake in the Company equal to three times the annual cash retainer paid to the director. This links the directors' interests with those of other shareholders. Shares of common stock actually owned and time-based RSUs count towards the equity ownership requirement. Each director is required to achieve this share ownership level by the later of five years after joining the Board or five years after adoption of the guideline. Ms. Baier and Messrs. Browne, Gleim and McCarty were required to meet, and did meet, this guideline by December 2012. Messrs. Sherman and Silverstein will be required to meet this guideline by March 2018 and September 2018, respectively.

        Share ownership requirements for 2013 were measured based on a share price of $11.45, the average price of the Company's common stock during 2010. Share ownership requirements and the share price for measure are reviewed annually by the HRCC. The share price for measurement purposes is adjusted by the HRCC from time to time based on changes in the Company stock price.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE

PROPOSAL TWO

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

        The Company's shareholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in accordance with the SEC's rules. At the 2011 Annual Meeting, the shareholders voted, on an advisory basis, to approve on an advisory basis the compensation of the Company's Named Executive Officers annually, and the Company determined to present such matter for vote annually. Pursuant to Section 14A of the Securities Exchange Act, the Company is presenting the following "say on pay" proposal, which gives shareholders the opportunity to approve or not approve, on an advisory basis, the Company's compensation program for Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, by voting for or against the resolution set out below. While our Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature. The Company submits the following proposal:

  "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As described in the "Executive Compensation" section, the Company's executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company's executives and shareholders. The Board and the HRCC monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. The HRCC will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders. Accordingly, we believe that the Company's executive compensation programs are appropriately designed and work to ensure that management's interests are closely aligned with shareholders' interests to create long-term value. Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of the Company's executive compensation practices and philosophy.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL,
ON AN ADVISORY BASIS, OF COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has recommended ratification of its appointment of KPMG LLP ("KPMG"), which has served as our independent registered public accounting firm since 2002, to serve as our independent registered public accounting firm for 2014.

        A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

FEES PAID TO KPMG

        Set forth below are the fees paid or accrued for the services of KPMG in 2013 and 2012:

	2013	2012
Audit Fees(1)	$1,933,781	$1,912,506
Audit-Related Fees(2)	57,700	53,100
Tax Fees(3)	55,416	55,345
All Other Fees	—	—

(1)
Audit Fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, consents, comfort letters, reviews of the Company's quarterly reports on Form 10-Q and reviews of the Company's filings under the Securities Exchange Act of 1934.

(2)
Audit-Related Fees reflect fees associated with the audits of the Company's employee benefit plans.

(3)
Tax Fees reflect various tax-related services, including consultation, planning and compliance.

        The Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company's independent registered public accounting firm. All of the fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals, and any such approvals are presented to the full Audit Committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        Information regarding the members of the Audit Committee and the Audit Committee's role and responsibilities is set forth under "Election of Directors" beginning on page 6 and "Board Committees" on page 10.

        The Company's management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and expressing an opinion as to the conformity of such consolidated financial statements with accounting principles generally accepted in the United States and an opinion on the effectiveness of internal control over financial reporting based on criteria established in the Internal Control—Integrated Framework issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee monitors and oversees these processes. The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company's independent registered public accounting firm, KPMG. KPMG has free access to the Audit Committee to discuss any matter it deems appropriate.

        In this context the Audit Committee met and held discussions with management, who represented to the Audit Committee that the Company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management's assessment of the effectiveness of the Company's internal control over financial reporting, and KPMG's evaluation of the Company's internal control over financial reporting with management, the Company's internal auditors and KPMG.

        Prior to their issuance, the Audit Committee reviewed and discussed the quarterly and annual earnings press releases with management and the consolidated financial statements with management and KPMG. Disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" (including significant accounting policies and judgments) were discussed with management on a quarterly basis and with KPMG at year-end. The Audit Committee discussed with KPMG matters required to be discussed by PCAOB Auditing Standard No. 16, "Communication with Audit Committees." The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter. The Audit Committee also reviewed the Company's internal audit plan. The Audit Committee met with KPMG and with the Company's internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Company's internal controls and overall quality and integrity of the Company's financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company's internal auditors. The Audit Committee also established, and oversaw compliance with, procedures for the Company's receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees' confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

        KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and the Audit Committee discussed KPMG's independence with them.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

        The Audit Committee has selected and appointed KPMG as the Company's independent registered public accounting firm for fiscal year 2014. In determining whether to reappoint KPMG as the Company's independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee's ongoing discussions with KPMG and an assessment of the professional qualifications, retail experience and past performance of the lead audit partner and the KPMG team. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements that limit the number of consecutive years to five that an individual partner may provide service to the Company. KPMG's lead audit partner reached this limit upon the completion of the 2013 audit. The process for selection of the Company's new lead audit partner involved a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussions by the full Audit Committee and by management. In addition, in making its selection of KPMG, the Audit Committee determined the non-audit services provided by KPMG were compatible with maintaining KPMG's independence.

Members of the Audit Committee:
Philip M. Browne, Chairperson
Lucinda M. Baier
Todd C. McCarty

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        This Compensation Discussion and Analysis ("CD&A") primarily addresses the compensation of the Company's Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers in 2013. These executive officers are referred to as the "Named Executive Officers" throughout this proxy statement:

Name	Title
Brendan L. Hoffman	President and Chief Executive Officer
Stephen R. Byers	Executive Vice President—Stores, Visual and Loss Prevention
Luis Fernandez	Executive Vice President—Chief Omnichannel Officer
Tim Grumbacher	Chairman of the Board and Strategic Initiatives Officer
Keith E. Plowman	Executive Vice President—Chief Financial Officer

        The purpose of this CD&A is to provide shareholders with a description of the material elements of the Company's compensation program for its Named Executive Officers. The CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures.

        The Company's compensation program is designed to balance near-term results with long-term success in alignment with the interests of our shareholders and the achievement of our business strategy. Bon-Ton has a pay-for-performance philosophy that forms the foundation for decisions regarding compensation made by the Company's management and the HRCC. The Company believes that a meaningful portion of each executive officer's compensation must be at risk in order to invest our executive officer in the long-term success of the Company.

        The framework of our executive compensation program includes the following governance features:

  •
  The HRCC is comprised solely of independent directors.

  •
  The HRCC's independent compensation consultant, Meridian, is retained directly by the HRCC, and the HRCC has the authority to hire and fire its compensation consultant.

  •
  The Company performs an annual risk assessment of the Company's compensation practices that is reviewed by the HRCC.

  •
  Shareholders are provided an annual opportunity to cast an advisory vote on executive compensation.

        The Company's compensation program and related governance features are complemented by several specific elements designed to align the Company's executive compensation with long-term shareholder interests, including:

  •
  share ownership guidelines for the Company's executive officers, as described below;

  •
  a threshold and a cap for executive officer bonus payouts under the annual performance-based incentive program;

  •
  a compensation recoupment or "clawback" policy, as described on page 32; and

  •
  an insider trading policy that prohibits executive officers from engaging in speculative transactions in Company stock, such as hedges and short sales, and provides restrictions on pledges of Company stock.

        As described on the following pages, we require that the Company achieve a threshold level of performance to pay an annual cash bonus. Also, our long-term incentive program includes restricted stock awards that vest over time and performance shares that vest only if performance targets are met. In 2013, we added a total shareholder return ("TSR") performance goal to certain of the performance-based restricted stock grants awarded to the Named Executive Officers. All equity grants are designed to align executive officer interests with shareholder interests, which we believe is crucial to our long-term success.

        Fiscal 2013 was a period during which the Company faced numerous challenges, resulting in our financial performance being below our expectations. Performance thresholds for annual cash incentive compensation and long-term incentive compensation were not met, resulting in no annual bonus payout or vesting of performance-based restricted stock with respect to 2013 results.

        In accordance with new SEC proxy rules, at our 2013 Annual Meeting, an advisory "say-on-pay" vote was held regarding the approval of the compensation of our Named Executive Officers set forth in the summary compensation table and accompanying narrative disclosure contained in our 2013 proxy statement. Executive compensation was approved by our shareholders by an overwhelming margin, with 97% of the votes for approval of Named Executive Officer compensation.

        In addition, at our 2011 Annual Meeting, the Company provided to its shareholders the opportunity to vote on an advisory basis on the frequency of this "say-on-pay" vote. The Board of Directors had recommended that such vote be held on an annual basis, and the shareholders overwhelmingly approved such frequency. Following that vote, the Board of Directors determined that it will include an advisory shareholder vote on compensation of Named Executive Officers in its proxy statement annually until the next required vote on the frequency of shareholder voting on executive compensation.

        We encourage you to read this CD&A for a detailed analysis of our executive compensation program, including information about the 2013 compensation of the Named Executive Officers described in the tables that follow.

Our Compensation Philosophy and Objectives

        The Company's philosophy is to directly link an increasing portion of an executive officer's compensation with corporate performance and in alignment with shareholder value. At the same time, an executive officer's base salary as a percentage of his or her total compensation decreases as his or her scope of responsibility increases. The following are the objectives that guide the HRCC's decisions regarding compensation:

  •
  Provide a compensation package that enables the Company to attract, motivate and retain key personnel.

  •
  Provide variable compensation opportunities that are directly linked to corporate performance goals that drive operational success and enhance shareholder value.

  •
  Provide long-term equity incentive compensation opportunities through the award of equity vehicles that align executive compensation with increases in shareholder value. These opportunities are available primarily to those executive officers who can influence the Company's medium- and long-term results, generate value for shareholders and ensure the long-term growth of the Company. Equity grants are also designed to reward significant achievement of top performing executive officers and to attract new talent.

        Based on the foregoing objectives, the HRCC has structured annual and long-term executive compensation to provide incentives to executive officers to achieve the business goals set by the Company and reward them for achieving such goals. In addition, in structuring compensation, especially performance-based compensation, the HRCC reviews a risk assessment conducted by the Company to ensure that the Company's compensation program does not encourage unreasonable risk.

Share Ownership Guidelines

        In December 2007, the Company adopted share ownership guidelines for our executive officers. The guidelines help ensure that our executive officers maintain an equity stake in the Company, and by doing so, appropriately link their interests with those of other shareholders. Shares beneficially owned and time-based restricted stock count towards the equity ownership requirement. Performance-based restricted stock does not count towards the requirement. Executive officers are required to achieve these share ownership levels within five years of becoming an executive officer, or by December 2012 for those who were executive officers at the time we adopted the guidelines. The guidelines are:

Position	Ownership Guideline
Chief Executive Officer	3x base salary
Executive Vice President	1x base salary

        Share ownership requirements for 2013 were measured based on a share price of $11.45, the average price of the Company's common stock during 2010. Share ownership requirements are reviewed annually by the HRCC.

        Each of the Named Executive Officers currently owns shares sufficient to meet the requirement.

Role of the HRCC in Compensation Decisions

        The HRCC's responsibilities include the following:

  •
  Review and approve, and in some cases recommend for the approval of the full Board, the compensation of the Company's executive officers. The total compensation of each of the executive officers is evaluated to ensure it is competitive in the marketplace and reflects the HRCC's assessment of each executive officer's contributions and value to the Company.

  •
  Approve the performance goals and metrics with respect to annual performance-based bonuses and equity awards to executive officers.

  •
  Monitor total compensation paid to the executive officers and consider whether such compensation is fair, reasonable and competitive in consideration of each executive's capacity to influence shareholder value and promote the long-term growth of the Company.

  •
  Prepare an annual review and evaluation of the Chief Executive Officer's performance for the year compared to pre-determined, HRCC-approved performance metrics.

  •
  Prepare an annual review and evaluation of the Strategic Initiatives Officer's performance for the year compared to pre-determined, HRCC-approved performance metrics.

Role of Management in Compensation Decisions

        The Chief Executive Officer annually prepares a review of his direct reports, including the Named Executive Officers (with the exception of Mr. Grumbacher) and other executive officers, compared to pre-determined, HRCC-approved performance metrics. The total compensation for the respective executives, the performance appraisals and the recommendations made by the Chief Executive Officer are presented for HRCC approval.

        Other members of management also support the HRCC in its work. Management assists the Chair of the HRCC in establishing the agendas for HRCC meetings and preparing materials for the review of HRCC members in advance of each meeting. With respect to most compensation and benefit matters, including compensation of the Named Executive Officers excluding the Chief Executive Officer, management provides recommendations to the HRCC. The HRCC relies on management and, as appropriate, the advice of outside experts to evaluate executive performance and to make recommendations for salary and bonus levels as well as for grants of stock options or awards of restricted stock. Management also works with the HRCC to establish performance goals under the Company's performance-based annual cash incentive compensation program. Members of management who provide this support include Brendan L. Hoffman; Paul A. Cortese, Senior Vice President—Compensation, Benefits and HRIS; Denise M. Domian, Senior Vice President—Human Resources; and J. Gregory Yawman, Vice President—General Counsel and Secretary, each of whom generally attends meetings of the HRCC. Each of them is excused from a meeting during deliberation and approval of matters regarding his or her compensation and from regularly scheduled HRCC executive sessions.

Benchmarking

        The Company competes against a wide range of companies in retaining and attracting executive personnel. Each year, the Company compares salary, annual incentive compensation and long-term equity incentive values for its executive officers against various retail companies.

        For its comparative analysis, the Company utilized compensation data from the Hay Associates 2013 Retail Executive and Management Total Remuneration Report. From this data, the Company identified a subgroup of 32 retail companies with median sales of $2.9 billion (the "Hay Subgroup"). This group was selected due to its similarity in size and scope to the Company and was considered representative of the market from which the Company would recruit executive talent. The companies in the Hay Subgroup are:

Abercrombie & Fitch Co.	J. Crew Group, Inc.
American Eagle Outfitters Inc.	Limited Brands, Inc.—Bath and Body
Ann Inc.	Limited Brands, Inc.—Victoria's Secrets
Ascena Retail Group—Charming Shoppes	Macy's Inc.—Bloomingdale's
Belk, Inc.	Michaels Stores, Inc.
Cabela's, Inc.	Neiman Marcus, Inc.
Chico's FAS, Inc.	Payless Holdings
The Children's Place Retail Stores, Inc.	Petco Animal Supplies, Inc.
Coach, Inc.	Pier 1 Imports, Inc.
DSW, Inc.	Ralph Lauren—Polo
Express, Inc.	Saks, Inc.
The Finish Line, Inc.	Stage Stores, Inc.
Fossil, Inc.	Tiffany & Co.
hhgregg, Inc.	Ulta Salon Cosmetics & Fragrance, Inc.
Hudson's Bay Company—Lord & Taylor	Williams-Sonoma, Inc.
IKEA Systems, B.V.	Zale Corporation

        During 2013, the HRCC strove to deliver total compensation at approximately the 50th percentile of the Hay Subgroup for each element of compensation. However, as the Company competes with many larger companies for the best executive-level talent, the HRCC may decide it is in the best interests of the Company and its shareholders to provide compensation for selected positions that exceeds the targeted compensation levels depending on the circumstances, including the Company's needs, market factors, the executive's experience, the contribution of the executive to the Company, and in the HRCC's view, the positive impact the executive may have on the Company as a whole.

Components of Named Executive Officer Compensation

        The principal components of compensation for the Named Executive Officers are base salary, performance-based annual cash incentive compensation, long-term equity incentive compensation, perquisites, and retirement and other benefits. The HRCC has transitioned the Company's compensation program from its historical short-term orientation, which focused on base salary and annual cash incentive compensation, to a program with an increasing emphasis on long-term equity incentive compensation to better align the interests of the Named Executive Officers with the interests of shareholders in long-term growth. The HRCC does not have a pre-established policy for allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, it evaluates the actual mix against market data and attempts to provide each Named Executive Officer with a balanced compensation package that addresses retention and competitive requirements.

        The following table shows the components of Named Executive Officer compensation:

Component	Purpose	Characteristics
Base Salary	Compensate Named Executive Officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed by the HRCC and adjusted as appropriate.
Performance-based Annual Cash Incentive Compensation

Promote improvement of the Company's financial results and performance. Intended to drive performance in a particular year without being a deterrent to long-term Company goals and initiatives or encouraging unreasonable risk.

Cash bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two. Where applicable, goals are typically established annually and bonus amounts awarded will vary based on performance.

Long-Term Equity Incentive Compensation

Promote the achievement of the Company's long-term financial goals and stock price performance. Align Named Executive Officers and shareholder interests, promote Named Executive Officers' retention and reward Named Executive Officers for superior Company performance over time.

Reviewed annually and granted, if appropriate, by the HRCC in the form of restricted stock awards. Amounts actually earned by each Named Executive Officer will vary and will depend on stock price. Restricted stock awards may vest over time or based on Company performance.

Perquisites and Other Benefits

Provide health and welfare benefits as available to all employees. Additional perquisites and benefits are designed to attract, retain and reward Named Executive Officers by providing an overall benefit package similar to those provided by comparable companies.

Health and welfare benefits are a fixed component that may vary based on employee elections. Perquisites and other benefits may vary from year to year.
Retirement Benefits	Provide basic retirement benefits as available to all Company associates and supplemental coverage necessary to retain key executives.	Named Executive Officers receive employer matching and retirement contributions in years in which discretionary contributions are allocated to all participating associates' retirement plan accounts.

        The HRCC has reviewed a summary, or "tally sheet," with all components of compensation of the Named Executive Officers, including base salary, performance-based cash and equity incentive compensation, long-term equity incentive compensation, accumulated realized and unrealized equity values, and the dollar value to the executive and cost to the Company of all perquisites and other benefits and obligations under the Company's retirement plans. The HRCC did not use the tally sheet in making individual pay decisions, but rather reviewed it to ensure the total package met the needs of both the Company and the executives. The HRCC believes the level of compensation of the Company's Named Executive Officers reflects the Company's performance and total compensation to each of the Named Executive Officers is appropriate.

Base Salary

        The base salaries of the Company's Named Executive Officers are determined by evaluating their roles and responsibilities and compensation data compared with the Hay Subgroup. The base salary of each Named Executive Officer is reviewed annually. If appropriate, the Chief Executive Officer recommends salary increases for each of the Named Executive Officers other than himself. The HRCC's decision to increase base salary for any Named Executive Officer is based on the Company's compensation philosophy and takes into specific account the level of responsibility of the Named Executive Officer, the Company's performance, the Named Executive Officer's individual performance and the Named Executive Officer's compensation compared to similarly situated executives in the Hay Subgroup.

        Minimum base salaries for Brendan L. Hoffman, Stephen R. Byers and Luis Fernandez were established in employment agreements approved by the HRCC and, with respect to Mr. Hoffman's employment agreement, the Board at the recommendation of the HRCC. These minimum base salaries were based on a variety of factors, including market data from the Hay Subgroup and an evaluation of each person's capacity to positively affect the Company's performance. In its 2013 review of base salaries, the HRCC determined that increases for the Named Executive Officers, with the exception of Messrs. Hoffman and Grumbacher, were necessary to remain properly aligned with salaries of competitors.

Performance-Based Annual Cash Incentive Compensation

        The Company has an annual incentive cash bonus plan (the "Cash Bonus Plan") in which the Named Executive Officers, with the exception of Mr. Grumbacher, participate. The payout of any cash bonus under the plan is dependent upon the achievement of pre-determined Company performance goals which are pre-approved by the HRCC.

        Pursuant to the 2013 Cash Bonus Plan, the HRCC selected the following levels of Adjusted EBITDA and Net Sales as financial goals in determining the annual bonus opportunity for the Named Executive Officers (with 75% weighting on Adjusted EBITDA and 25% weighting on Net Sales):

Goal	Threshold	Target	Maximum
Adjusted EBITDA(1)	$173.5 million	$187.1 million	$230.0 million
Net Sales	$2.931 billion	$2.986 billion	$3.098 billion

(1)
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, non-cash impairment charges and the loss on exchange/extinguishment of debt.

        The Cash Bonus Plan financial metrics were selected for their focus on maximizing growth and operating income. The Adjusted EBITDA metric is an effective measurement of how well the Company's business objectives and strategies are being executed in its goal to maximize operating income. Net Sales is a measure of growth, achievement of which provides opportunities for the realization of various other financial measures, including Adjusted EBITDA. The heavier weighing for the Adjusted EBITDA objective reflects the Company's focus on profitable growth. These performance levels are designed to be challenging yet achievable.

        As noted above, a threshold level of performance is set for each measure. Performance must be at or above the threshold to receive any payment for that measure. In addition, payment of any portion of a bonus under the Cash Bonus Plan is dependent upon the Company's achievement of at least the threshold level of net income (for 2013, $4.3 million). If the threshold level of net income is not achieved, there is no bonus payout under any of the goals for that year.

        The HRCC reviewed and established competitive "threshold," "target" and "maximum" payout potentials under the Cash Bonus Plan for each Named Executive Officer, as shown below for 2013 (as a percentage of base salary):

Name	Payout at Threshold	Payout at Target	Payout at Maximum
Brendan L. Hoffman	50%	100%	200%
Stephen R. Byers	25%	50%	100%
Luis Fernandez	25%	50%	100%
Keith E. Plowman	37.5%	75%	150%

        The net income threshold was not achieved in 2013 and consequently no bonus compensation was paid to the Named Executive Officers.

        In addition to bonuses that may be awarded under the Cash Bonus Plan, a cash bonus may be awarded at the discretion of the HRCC for extraordinary individual achievement or for other reasons, such as a signing bonus upon joining the Company or an executive extending the term of his or her employment agreement. In 2013, Mr. Hoffman received a cash bonus of $1,000,000, which was required under the terms of his employment agreement. No extraordinary bonuses were awarded to any of the other Named Executive Officers in 2013.

Long-Term Equity Incentive Compensation

        Another component of Named Executive Officer compensation is long-term incentive compensation in the form of time-based and performance-based restricted stock. Equity awards are made at the discretion of the HRCC but generally are made within the first quarter of each fiscal year. Grants and awards (other than to the Chief Executive Officer) are made on the recommendation of the Chief Executive Officer, primarily to reward significant individual achievement and to motivate and retain key talent. The proportion of long-term equity incentive compensation in relation to base salary is a function of the Named Executive Officer's level of responsibility and capacity to enhance shareholder value.

        The HRCC has decided that grants made to the Chief Executive Officer should be directly aligned to the short- and long-term performance of the Company. In addition, the Chief Executive Officer and the other Named Executive Officers are awarded restricted stock as a retention tool. In light of his significant stock ownership, stock awards are not made to Mr. Grumbacher.

        No stock options were granted to the Named Executive Officers in 2013. However, if the HRCC were to grant options in the future, the exercise price of such options would usually be set at the closing price of the Company's common stock on the NASDAQ Stock Market on the date of the HRCC meeting at which the grant is approved. In certain instances, the HRCC has set the exercise price at the closing price on a grant date in the future to allow time to notify the grantee of the option grant or to set the grant date and exercise price on the same date as the starting date of a new executive. If the HRCC sets a grant date and option exercise price based on the closing price on the NASDAQ Stock Market on a date in the future, the HRCC confirms that management does not anticipate any material announcements during the period from the HRCC meeting until such future date.

        Pursuant to an employment agreement with Mr. Hoffman effective as of February 7, 2012, the HRCC granted Mr. Hoffman 300,000 time-based restricted shares of the Company's common stock, 100,000 of which vested on each of February 7, 2013 and February 7, 2014, and 100,000 of which vest on February 7, 2015. In addition, Mr. Hoffman received a grant of 300,000 performance-based restricted shares, 50,000 and 125,000 of which were subject to vesting based on achievement of Company performance goals for 2012 and 2013, respectively, and 125,000 of which are subject to vesting based on achievement of Company performance goals for 2014. As the performance goals for 2012 and 2013 were not attained, the restricted stock awards relating to 2012 and 2013 performance goals were forfeited.

        On April 17, 2013, Mr. Hoffman was awarded a grant of 100,000 time-based restricted shares, all of which vest on April 17, 2016. In addition, Mr. Hoffman received a target grant of 200,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015. To receive restricted shares above target for this cumulative three-year grant, the TSR for the three-year period must be positive.

        On May 6, 2013, Mr. Hoffman received a target grant of 50,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative two-year period of 2013 and 2014. To receive restricted shares above target for this cumulative two-year grant, the TSR for the two-year period must be positive.

        On April 18, 2011, Mr. Byers was awarded a grant of 10,000 time-based restricted shares, all of which vested on April 18, 2014. In addition, Mr. Byers received a grant of 12,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2011. As the performance goals for 2011 were not attained, the restricted stock award relating to 2011 performance goals was forfeited.

        On April 17, 2012, Mr. Byers was awarded a grant of 6,000 time-based restricted shares, all of which vest on April 17, 2015. In addition, Mr. Byers received a grant of 10,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2012. As the performance goals for 2012 were not attained, the restricted stock award relating to 2012 performance goals was forfeited.

        On April 17, 2013, Mr. Byers was awarded a grant of 15,000 time-based restricted shares, all of which vest on April 17, 2016. In addition, Mr. Byers received a grant of 10,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2013 and a target grant of 15,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive. As the performance goals for 2013 were not attained, the restricted stock award relating solely to 2013 performance goals was forfeited.

        On April 15, 2014, Mr. Byers was awarded a grant of 22,500 time-based restricted shares, all of which vest on April 15, 2017. In addition, Mr. Byers received a grant of 7,500 performance-based restricted shares which are subject to vesting based on achievement of Company performance goals for 2014 and a target grant of 15,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2014, 2015 and 2016. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive.

        Pursuant to an employment agreement effective as of May 7, 2012, the HRCC granted Mr. Fernandez 10,000 shares of the Company's common stock and 10,000 shares of performance-based restricted shares of the Company's common stock, all of which were subject to vesting based on achievement of Company performance goals for 2012. As the performance goals for 2012 were not attained, the restricted stock award relating to 2012 performance goals was forfeited.

        On April 17, 2013, Mr. Fernandez was awarded a grant of 30,000 time-based restricted shares, all of which vest on April 17, 2016. In addition, Mr. Fernandez received a grant of 10,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2013 and a target grant of 15,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive. As the performance goals for 2013 were not attained, the restricted stock award relating solely to 2013 performance goals was forfeited.

        On April 15, 2014, Mr. Fernandez was awarded a grant of 22,500 time-based restricted shares, all of which vest on April 15, 2017. In addition, Mr. Fernandez received a grant of 7,500 performance-based restricted shares which are subject to vesting based on achievement of Company performance goals for 2014 and a target grant of 15,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2014, 2015 and 2016. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive.

        On April 18, 2011, Mr. Plowman was awarded a grant of 12,000 time-based restricted shares which vested on April 18, 2014. In addition, Mr. Plowman received a grant of 50,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2011. As the performance goals for 2011 were not attained, the restricted stock award relating to 2011 performance goals was forfeited.

        On April 17, 2012, Mr. Plowman was awarded a grant of 8,000 time-based restricted shares which vest on April 17, 2015. In addition, Mr. Plowman received a grant of 50,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2012. As the performance goals for 2012 were not attained, the restricted stock award relating to 2012 performance goals was forfeited.

        On April 17, 2013, Mr. Plowman was awarded a grant of 15,000 time-based restricted shares, all of which vest on April 17, 2016. In addition, Mr. Plowman received a grant of 20,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2013 and a target grant of 40,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive. As the performance goals for 2013 were not attained, the restricted stock award relating solely to 2013 performance goals was forfeited.

        On April 15, 2014, Mr. Plowman was awarded a grant of 35,000 time-based restricted shares, all of which vest on April 15, 2017. In addition, Mr. Plowman received a grant of 10,000 performance-based restricted shares which are subject to vesting based on achievement of Company performance goals for 2014 and a target grant of 25,000 performance-based restricted shares which is based on achievement of Company performance goals for the cumulative three-year period of 2014, 2015 and 2016. To receive restricted shares above target for the cumulative three-year grant, the TSR for the three-year period must be positive.

        Awards of performance-based restricted stock reflect the HRCC's objectives to link an increasing portion of compensation to Company performance and to align the interests of key executives with those of shareholders.

        The aforementioned awards are reflected in the "Grants of Plan-Based Awards" table on page 37.

Perquisites and Other Benefits

        The Company provides the Named Executive Officers with perquisites and other benefits that the Company and the HRCC believe are reasonable and consistent with the Company's objective to motivate and retain superior executives for key positions. The HRCC periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers. Perquisites primarily consist of supplemental medical benefits, automobile allowances, relocation benefits and reimbursement of legal fees incurred in connection with the negotiation of employment agreements. Perquisites traditionally have not constituted significant portions of an executive's compensation.

        The Named Executive Officers also participate in benefit programs available to employees generally, such as health and dental insurance, life insurance and long-term disability insurance.

Retirement Benefits

        The Named Executive Officers participate in The Bon-Ton Stores, Inc. Retirement Contribution Plan, a tax-qualified defined-contribution plan. Under this plan, employees are able to contribute a portion of their annual salaries on a pre-tax basis and the Company may make discretionary retirement contributions to each eligible employee's account. Company matching contributions may consist of two parts: a match based on an employee's years of service and a profit sharing match. Company retirement contribution amounts are included in the Summary Compensation Table on page 35.

Employment Agreements and Payments Upon Termination or Change in Control

        As discussed more fully below, the Company has entered into employment agreements with Brendan L. Hoffman, Stephen R. Byers and Luis Fernandez. The decisions to enter into employment agreements and the terms of those agreements were based on the Company's need to motivate and retain talent for the long-term growth of the Company. Beginning in 2013, the Company determined that, except with respect to the chief executive officer, it intends to no longer enter into employment agreements with executives but would establish an Executive Severance Pay Plan (the "Severance Plan") that provides prescribed benefits to participating executives of the Company upon termination of employment without cause or resignation for good reason. It is intended that when existing employment agreements with current executives expire, the Company will cover these executives under the Severance Plan. In order to participate in the Severance Plan, an executive must execute and deliver to the Company a confidentiality, non-competition and non-solicitation agreement. Mr. Byers is the first Named Executive Officer to be enrolled in the Severance Plan.

        Effective February 7, 2012, the Company elected Mr. Hoffman as its President and Chief Executive Officer, and the Company determined that it would be in its interest to enter into an employment agreement to provide for an initial term of employment of three years in order to retain Mr. Hoffman as its President and Chief Executive Officer. Mr. Hoffman was selected as President and Chief Executive Officer due to his years of executive experience in the retail department store industry and for the long-term growth of the Company. As previously mentioned, Mr. Hoffman has announced that he will not renew his contract upon its expiration in February 2015.

        With respect to Mr. Byers, the HRCC and Company management determined it would be in the best interests of the Company to enter into an employment agreement to retain Mr. Byers due to his significant level of experience in retail and for the long-term growth of the Company. The Company and Mr. Byers entered into a new employment agreement dated May 1, 2011 that revised his duties and provided that the term shall be for one year and shall renew for successive one-year terms beginning May 1st of each year unless either party elects not to renew the agreement. As previously discussed, after the expiration of the term of his employment agreement on April 30, 2014, Mr. Byers became a participant in the Severance Plan.

        With respect to Mr. Fernandez, Company management determined it would be in the best interests of the Company to enter into an employment agreement for an initial term of employment of three years to attract and retain Mr. Fernandez due to his significant level of experience in retail marketing and ecommerce. The Company and Mr. Fernandez entered into an employment agreement on May 7, 2012.

        The material terms of the employment agreements with the Named Executive Officers are described under the heading "Summary of Employment Agreements with Named Executive Officers" beginning on page 40.

        Under the employment agreements and the Severance Plan, the Company has agreed to provide severance compensation in the event of a termination, change in control or other triggering events. In addition, Keith E. Plowman, with whom the Company does not have an employment agreement, is covered by the Company's policy on severance. These arrangements are designed to promote stability and continuity of senior management through a change in control of the Company. Stock options and restricted stock will generally vest upon a change in control. The Company provides for vesting of equity awards to retain, focus and motivate executives during change in control discussions. However, any cash severance benefits require a "double trigger" (including the executive's separation from the Company under specified circumstances) for payment.

        Information on these arrangements for the Named Executive Officers is provided under the heading "Potential Payments Upon Termination or Change in Control" on page 44.

Recoupment of Incentive-Based Compensation

        In order to further align management's interests with those of shareholders and to support the Company's governance practices, in 2010 the Board adopted a recoupment policy applicable to annual cash incentive awards, performance-based restricted shares and other performance-based compensation received by executive officers of the Company. The policy provides that if, as a result of a restatement of the Company's financial statements, an executive officer received more incentive compensation than the executive officer would have received absent the incorrect financial statements, the Company may take such action as it deems appropriate to address the impact of the restatement of financial statements. Compensation subject to recoupment will include equity or contingent income exercised, earned or distributed during the periods, not to exceed three years, which required restatement of financial statements.

Prohibition on Derivative Trading, Hedging and Short Selling

        The Company prohibits derivative transactions and selling short in the Company's securities by officers, directors and their families. Specifically, they may not, at any time:

  •
  trade in any puts, calls, covered calls or other derivative products involving Company securities;

  •
  engage in any hedging transactions with respect to Company securities; or

  •
  engage in short sales of the Company's securities.

Tax Deductibility of Executive Compensation

        Internal Revenue Code Section 162(m) limits the deductibility by the Company for tax purposes of compensation in excess of $1,000,000 paid to the Chief Executive Officer and certain executive officers unless specified criteria are satisfied. The HRCC reviews and considers the deductibility of executive compensation under Section 162(m), and has generally designed the Company's compensation program in a manner that permits compensation to be deductible. However, grants of restricted stock, when and if those grants vest for tax purposes, may create compensation for the grantee that is subject to the limitations on deductibility under Section 162(m). The HRCC may award non-deductible compensation when it believes such action would be in the best interests of the Company.

Report of the Human Resources and Compensation Committee

        The HRCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussion, the HRCC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources and Compensation Committee
Todd C. McCarty, Chair
Jeffrey B. Sherman
Steven B. Silverstein

 Risk Considerations in our Compensation Policies

        Company management performs an annual risk assessment of the Company's compensation policies and plans. This risk assessment process includes a review of plan design and performance measures. Incentive compensation targets are reviewed annually and adjusted as necessary to align with the individual goals for executive officers. The HRCC reviews the risk assessment annually.

        The HRCC has determined that the Company's compensation program does not encourage excessive and unnecessary risk-taking. The Company designs the individual components of its compensation programs to encourage appropriate risk-taking to maximize long-term business potential, while avoiding undue risk that does not align with short- and long-term shareholder objectives. This design encourages the Company's managers to remain focused on both the short- and long-term operational and financial goals of the Company. The following factors mitigate risk with respect to compensation programs: approval of executive compensation by a committee of independent directors, performance-based short-term and long-term incentive awards aligned with shareholder interests, caps on incentive payments, use of multiple financial goals including both top and bottom line measures, stock ownership guidelines and an incentive recoupment policy (described on page 32).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Brendan L. Hoffman,	2013	1,000,000	1,000,000	6,330,500	(8)	—	—		—	125,087	8,455,587
President and Chief	2012	976,923	1,000,000	1,789,750	(9)	—	500,000	(10)	—	148,983	4,415,656
Executive Officer	2011	—	—	—		—	—		—	—	—
Stephen R. Byers,	2013	480,962	—	520,000	(11)	—	—		—	7,838	1,008,800
Executive Vice	2012	479,423	—	77,550	(12)	—	—		—	7,254	564,227
President—Stores,	2011	520,000	—	287,664	(13)	—	—		—	6,593	814,257
Visual and Loss Prevention
Luis Fernandez,	2013	399,615	—	715,000	(14)	—	—		—	1,956	1,116,571
Executive Vice	2012	270,385	60,000	89,250	(15)	—	—		—	26,889	446,524
President—Chief	2011	—	—	—		—	—		—	—	—
Omnichannel Officer
Tim Grumbacher,	2013	650,000	—	—		—	—		—	82,655	732,655
Strategic Initiatives	2012	650,000	—	—		—	—		—	88,422	738,422
Officer	2011	650,000	—	—		—	—		—	70,740	720,740
Keith E. Plowman,	2013	530,769	—	975,000	(16)	—	—		—	6,026	1,511,795
Executive Vice	2012	510,000	—	232,650	(17)	—	—		—	8,005	750,655
President—Chief	2011	504,625	—	788,310	(18)	—	—		—	4,308	1,297,243
Financial Officer

(1)
Actual base salary payments made in 2013, 2012 and 2011.

(2)
"Bonus" refers to non-performance-based guaranteed cash payments. Pursuant to their respective employment agreements, Mr. Hoffman and Mr. Fernandez each received a signing bonus in 2012 and Mr. Hoffman received an additional bonus in 2013. There were no such similar payments made in 2011. Other cash incentives were performance-based and are reflected under the column labeled "Non-Equity Incentive Plan Compensation."

(3)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock share awards computed in accordance with ASC 718 for restricted stock granted in 2013, 2012 and 2011 to each Named Executive Officer. The calculation of these amounts disregards any estimate of forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 16 to our audited financial statements included in our Form 10-K filed with the SEC on April 16, 2014.

(4)
The amounts reported in this column would reflect the aggregate grant date fair value of option awards computed in accordance with ASC 718 for stock options granted in 2013, 2012 and 2011 to each Named Executive Officer. No stock options were granted in these years.

(5)
The amounts reported in this column reflect the annual performance-based bonus awards to the Named Executive Officers under the Company's Cash Bonus Plan, which is discussed on page 27 of the Compensation Discussion and Analysis under the heading "Performance-Based Annual Cash Incentive Compensation."

(6)
The Company has no defined benefit or actuarial pension plans in which the Named Executive Officers participate. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation. Accordingly, all earnings in the nonqualified deferred compensation plan are omitted from the table.

(7)
The compensation reflected in the "All Other Compensation" column for each of the Named Executive Officers for 2013 includes the following:

Name	Automobile Usage ($)	Insurance Consultation Expenses ($)	Tax Gross-Up of Certain Perquisites ($)	Life Insurance Premiums ($)	Imputed Benefit of Storage Space ($)	Commuting Expenses ($)	401(k) Plan Company Match ($)	Total ($)
Brendan L. Hoffman	—	—	62,654	2,421	—	58,839	1,173	125,087
Stephen R. Byers	—	—	—	6,155	—	—	1,683	7,838
Luis Fernandez	—	—	—	850	—	—	1,106	1,956
Tim Grumbacher	2,055	29,400	25,135	19,012	4,605	—	2,448	82,655
Keith E. Plowman	—	—	—	4,037	—	—	1,989	6,026

(8)
The grant date fair value of 2013 time-based restricted stock awarded to Mr. Hoffman was $1,300,000. The grant date fair value of 2013 performance-based restricted stock awarded to Mr. Hoffman was $1,670,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2013 year. Based upon 2013 performance, the actual grant date fair value to Mr. Hoffman for 2013 performance-based restricted stock was zero. The grant date fair value of 2013 performance-based restricted stock includes 125,000 performance-based restricted shares awarded to Mr. Hoffman in 2012 that were excluded from the Summary Compensation Table in 2012 as the award was contingent upon 2013 performance for which criteria was not established by the HRCC until March 2013. See footnote 9 below. The grant date fair value of performance-based restricted stock awarded to Mr. Hoffman in 2013 based on achievement of Company performance goals for the cumulative two-year period of 2013 and 2014, assuming the target number of shares is earned, was $760,500 and the grant date fair value of performance-based restricted stock based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015, assuming the target number of shares is earned, was $2,600,000. Both of these values were computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the respective cumulative two- and three-year periods. For Mr. Hoffman to receive restricted shares above target, the TSR for the respective two- and three-year periods must be positive.

(9)
The grant date fair value of 2012 time-based restricted stock awarded to Mr. Hoffman was $1,575,000. The grant date fair value of 2012 performance-based restricted stock awarded to Mr. Hoffman was $214,750, computed based upon an assessment, as of the grant date, that it was probable that 50% of the performance target would be met for the 2012 year. Based upon 2012 performance, the actual grant date fair value to Mr. Hoffman for 2012 performance-based restricted stock was zero. An additional 250,000 performance-based restricted shares were awarded to Mr. Hoffman in 2012 but were excluded from the Summary Compensation Table as the two awards, each consisting of 125,000 shares, are contingent upon, respectively, 2013 performance for which criteria was not established by the HRCC until March 2013 and 2014 performance for which criteria was not established until March 2014.

(10)
In 2012, Mr. Hoffman received a minimum performance-based cash bonus of $500,000, which was awarded pursuant to the terms of his employment agreement.

(11)
The grant date fair value of 2013 time-based restricted stock awarded to Mr. Byers was $195,000. The grant date fair value of 2013 performance-based restricted stock awarded to Mr. Byers was $130,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2013 year. Based upon 2013 performance, the actual grant date fair value to Mr. Byers for 2013 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Mr. Byers in 2013 based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015, assuming the target number of shares is earned, was $195,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the cumulative three-year period. For Mr. Byers to receive restricted shares above target, the TSR for the three-year period must be positive.

(12)
The grant date fair value of 2012 time-based restricted stock awarded to Mr. Byers was $42,300. The grant date fair value of 2012 performance-based restricted stock awarded to Mr. Byers was $35,250, computed based upon an assessment, as of the grant date, that it was probable that 50% of the performance target would be met for the 2012 year. Based upon 2012 performance, the actual grant date fair value to Mr. Byers for 2012 performance-based restricted stock was zero.

(13)
The grant date fair value of 2011 time-based restricted stock awarded to Mr. Byers was $138,300. The grant date fair value of 2011 performance-based restricted stock awarded to Mr. Byers was $149,364, computed based upon an assessment, as of the grant date, that it was probable that 90% of the performance target would be met for the 2011 year. Based upon 2011 performance, the actual grant date fair value to Mr. Byers for 2011 performance-based restricted stock was zero.

(14)
The grant date fair value of 2013 time-based restricted stock awarded to Mr. Fernandez was $390,000. The grant date fair value of 2013 performance-based restricted stock awarded to Mr. Fernandez was $130,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2013 year. Based upon 2013 performance, the actual grant date fair value to Mr. Fernandez for 2013 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Mr. Fernandez in 2013 based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015, assuming the target number of shares is earned, was $195,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the cumulative three-year period. For Mr. Fernandez to receive restricted shares above target, the TSR for the three-year period must be positive.

(15)
The grant date fair value of 2012 time-based restricted stock awarded to Mr. Fernandez was $59,500. The grant date fair value of 2012 performance-based restricted stock awarded to Mr. Fernandez was $29,750, computed based upon an assessment, as of the grant date, that it was probable that 50% of the performance target would be met for the 2012 year. Based upon 2012 performance, the actual grant date fair value to Mr. Fernandez for 2012 performance-based restricted stock was zero.

(16)
The grant date fair value of 2013 time-based restricted stock awarded to Mr. Plowman was $195,000. The grant date fair value of 2013 performance-based restricted stock awarded to Mr. Plowman was $260,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2013 year. Based upon 2013 performance, the actual grant date fair value to Mr. Plowman for 2013 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Mr. Plowman in 2013 based on achievement of Company performance goals for the cumulative three-year period of 2013, 2014 and 2015, assuming the target number of shares is earned, was $520,000, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the cumulative three-year period. For Mr. Plowman to receive restricted shares above target, the TSR for the three-year period must be positive.

(17)
The grant date fair value of 2012 time-based restricted stock awarded to Mr. Plowman was $56,400. The grant date fair value of 2012 performance-based restricted stock awarded to Mr. Plowman was $176,250, computed based upon an assessment, as of the grant date, that it was probable that 50% of the performance target would be met for the 2012 year. Based upon 2012 performance, the actual grant date fair value to Mr. Plowman for 2012 performance-based restricted stock was zero.

(18)
The grant date fair value of 2011 time-based restricted stock awarded to Mr. Plowman was $165,960. The grant date fair value of 2011 performance-based restricted stock awarded to Mr. Plowman was $622,350, computed based upon an assessment, as of the grant date, that it was probable that 90% of the performance target would be met for the 2011 year. Based upon 2011 performance, the actual grant date fair value to Mr. Plowman for 2011 performance-based restricted stock was zero.

Grants of Plan-Based Awards

        The table below provides information regarding the Cash Bonus Plan and awards of restricted stock ("RS") made during 2013 to the Named Executive Officers under the Company's Stock Incentive Plan. Stock options and awards of restricted stock generally vest over a number of years. Any vested options are usually forfeited 90 days after termination of the recipient's employment, and any unvested shares of restricted stock and unvested options are usually forfeited upon termination of employment.

									All Other Stock Awards; Number of Shares of Stock or Units (#)(3)
		Grant Date for Equity- Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brendan L. Hoffman	Cash Bonus Plan	n/a	500,000	1,000,000	2,000,000	—	—	—	—	—
	Performance RS(5)	3/19/13	—	—	—	62,500	125,000	—	—	1,670,000
	Performance RS—3-yr.(6)	4/17/13	—	—	—	100,000	200,000	300,000	—	2,600,000
	Performance RS—2-yr.(7)	5/6/13	—	—	—	25,000	50,000	75,000	—	760,500
	Time-based RS	4/17/13	—	—	—	—	—	—	100,000	1,300,000
Stephen R. Byers	Cash Bonus Plan	n/a	121,300	242,500	485,000	—	—	—	—	—
	Performance RS(5)	4/17/13	—	—	—	5,000	10,000	—	—	130,000
	Performance RS—3-yr.(6)	4/17/13	—	—	—	7,500	15,000	22,500	—	195,000
	Time-based RS	4/17/13	—	—	—	—	—	—	15,000	195,000
Luis Fernandez	Cash Bonus Plan	n/a	100,000	200,000	400,000	—	—	—	—	—
	Performance RS(5)	4/17/13	—	—	—	5,000	10,000	—	—	130,000
	Performance RS—3-yr.(6)	4/17/13	—	—	—	7,500	15,000	22,500	—	195,000
	Time-based RS	4/17/13	—	—	—	—	—	—	30,000	390,000
Keith E. Plowman	Cash Bonus Plan	n/a	198,800	397,500	795,000	—	—	—	—	—
	Performance RS(5)	4/17/13	—	—	—	10,000	20,000	—	—	260,000
	Performance RS—3-yr.(6)	4/17/13	—	—	—	20,000	40,000	60,000	—	520,000
	Time-based RS	4/17/13	—	—	—	—	—	—	15,000	195,000

(1)
Represents the range of cash payouts targeted for 2013 performance under the Cash Bonus Plan described in the Compensation Discussion and Analysis on page 27 under the heading "Performance-Based Annual Cash Incentive Compensation." The amounts shown in the "Threshold" column reflect the minimum payout opportunity if threshold performance was achieved. As the net income threshold was not met, there was no payout under the Cash Bonus Plan.

(2)
Represents the range of performance-based restricted share payouts subject to vesting based on achievement of Company performance goals established by the HRCC. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End on page 38. Dividends are not paid on performance-based restricted shares until such shares are vested. Performance-based restricted shares will vest on an accelerated basis upon the executive's termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading "Potential Payments upon Termination or Change in Control" on page 44.

(3)
Represents awards of restricted shares made under the Stock Incentive Plan. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table on page 38. Dividends are generally paid on unvested restricted shares when dividends are paid on Company common stock. Restricted shares will vest on an accelerated basis upon the executive's termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading "Potential Payments upon Termination or Change in Control" on page 44.

(4)
Represents the grant date fair value of each equity award computed in accordance with ASC 718. The dollar value of restricted shares shown represents the grant date fair value calculated as the fair market value of our common stock on the respective grant dates. The dollar value of performance-based restricted shares awarded is computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance targets would be met for each respective award.

(5)
Represents the award of performance-based restricted shares granted for which performance goals were established by the HRCC on March 19, 2013. These performance-based restricted shares are earned based on the achievement of goals for 2013. As performance thresholds with respect to 2013 performance were not met, none of the target performance-based restricted shares were actually earned. Reference footnotes 8, 11, 14 and 16 to the Summary Compensation Table.

(6)
Represents the award of performance-based restricted shares which are subject to vesting based on achievement of performance goals established for 2013, 2014 and 2015 on an aggregate basis for the three-year period. The selected performance metrics were established by the HRCC on March 26, 2013. For the Named Executive Officer to receive restricted shares above target, the TSR for the three-year period must be positive.

(7)
Represents the award of performance-based restricted shares which are subject to vesting based on achievement of performance goals established for 2013 and 2014 on an aggregate basis for the two-year period. The selected performance metrics were established by the HRCC on March 26, 2013. For Mr. Hoffman to receive restricted shares above target, the TSR for the two-year period must be positive.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Brendan L. Hoffman	—	—	—	—	—	200,000	(2)	2,150,000	—		—
	—	—	—	—	—	100,000	(3)	1,075,000	—		—
	—	—	—	—	—	—		—	125,000	(4)	1,343,750
	—	—	—	—	—	—		—	200,000	(5)	2,150,000
	—	—	—	—	—	—		—	100,000	(6)	1,075,000
	—	—	—	—	—	—		—	50,000	(7)	537,500
	—	—	—	—	—	—		—	25,000	(8)	268,750
Stephen R. Byers	11,019	—	—	55.85	3/26/2014	—		—	—		—
	50,000	—	—	4.96	3/17/2015	—		—	—		—
	—	—	—	—	—	15,000	(3)	161,250	—		—
	—	—	—	—	—	10,000	(9)	107,500	—		—
	—	—	—	—	—	6,000	(10)	64,500	—		—
	—	—	—	—	—	—		—	15,000	(5)	161,250
	—	—	—	—	—	—		—	7,500	(6)	80,625
Luis Fernandez	—	—	—	—	—	30,000	(3)	322,500	—		—
	—	—	—	—	—	—		—	15,000	(5)	161,250
	—	—	—	—	—	—		—	7,500	(6)	80,625
Keith E. Plowman	11,019	—	—	55.85	3/26/2014	—		—	—		—
	40,000	—	—	4.96	3/17/2015	—		—	—		—
	—	—	—	—	—	15,000	(3)	161,250	—		—
	—	—	—	—	—	12,000	(9)	129,000	—		—
	—	—	—	—	—	8,000	(10)	86,000	—		—
	—	—	—	—	—	—		—	40,000	(5)	430,000
	—	—	—	—	—	—		—	20,000	(6)	215,000

(1)
Market values reflect the closing price of the Company's common stock on the NASDAQ Stock Market on January 31, 2014 (the last business day of the fiscal year), which was $10.75 per share.

(2)
Restricted shares, 100,000 of which vested on February 7, 2014 and 100,000 of which vest on February 7, 2015.

(3)
Restricted shares vest 100% on April 17, 2016.

(4)
Performance-based restricted shares vest based on 2014 performance criteria established by the HRCC in March 2014.

(5)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2013, 2014 and 2015 on an aggregate basis for the three-year period.

(6)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2013, 2014 and 2015 on an aggregate basis for the three-year period with the additional performance requirement that the TSR for the three-year period be positive.

(7)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2013 and 2014 on an aggregate basis for the two-year period.

(8)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2013 and 2014 on an aggregate basis for the two-year period with the additional performance requirement that the TSR for the two-year period be positive.

(9)
Restricted shares vested 100% on April 18, 2014.

(10)
Restricted shares vest 100% on April 17, 2015.

 Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brendan L. Hoffman	—	—	100,000	1,162,000
Stephen R. Byers	—	—	5,000	68,400
Keith E. Plowman	—	—	25,000	342,000

(1)
Value reflects the closing price of the Company's common stock on the NASDAQ Stock Market on the respective vesting date of the restricted stock awards.

Summary of Employment Agreements with
Named Executive Officers

Brendan L. Hoffman, President and Chief Executive Officer

        On January 23, 2012, the Company entered into an employment agreement (the "Hoffman Employment Agreement") with Mr. Hoffman providing that he would serve as President and Chief Executive Officer effective February 7, 2012, with a term running through February 7, 2015.

        Mr. Hoffman's initial base salary under the Hoffman Employment Agreement is $1,000,000 per year and provides that Mr. Hoffman would be paid a signing bonus of $1,000,000 within thirty days following the effective date and $1,000,000 on the first anniversary of the effective date if he is still employed by the Company at that time. Mr. Hoffman subsequently received both signing bonuses.

        The Hoffman Employment Agreement provides that Mr. Hoffman is eligible for a bonus under the Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary, with a threshold bonus of 50% of base salary, and a maximum bonus of 200% of base salary. The performance measures to be utilized and the weighting of these performance measures are determined by the HRCC in its discretion. With respect to 2013, the Cash Bonus Plan net income threshold was not achieved, and, therefore, Mr. Hoffman did not receive any cash bonus, as is further detailed under "Performance-Based Annual Cash Incentive Compensation" beginning on page 27. With respect to 2012, the Hoffman Employment Agreement provided that Mr. Hoffman would receive a minimum cash bonus of $500,000.

        The Hoffman Employment Agreement provides that Mr. Hoffman receive a grant of 300,000 restricted shares of the Company's common stock, of which 100,000 shares vested on each of February 7, 2013 and February 7, 2014 and 100,000 shares vest on February 7, 2015, provided that Mr. Hoffman is still employed by the Company. In addition, Mr. Hoffman received, as performance-based compensation, a grant of 300,000 restricted shares of the Company's common stock, 50,000 and 125,000 of which were subject to vesting based on achievement of Company performance goals for 2012 and 2013, respectively, and 125,000 of which are subject to vesting based on achievement of Company performance goals for 2014. As the performance goals for 2012 and 2013 were not attained, the restricted stock awards relating to 2012 and 2013 performance goals were forfeited.

        The Hoffman Employment Agreement provides that Mr. Hoffman is eligible to receive additional equity-based compensation as determined by the Board of Directors or the HRCC in line with the past practices of making equity awards to the president and chief executive officer. The equity grants awarded to Mr. Hoffman are detailed on page 29.

        The Company has agreed to reimburse Mr. Hoffman for all expenses related to Mr. Hoffman's relocation to Milwaukee, Wisconsin, in accordance with the Company's policy on relocation of senior executives, including additional amounts for the payment of related federal and state taxes. Pending Mr. Hoffman's relocation, the Company has agreed to reimburse Mr. Hoffman for his travel between New York, New York and the Company's offices, stores and facilities, including lodging, up to $75,000 per year. The Company has also agreed to gross up the payments made to Mr. Hoffman for these travel and lodging expenses. Mr. Hoffman will also be eligible to participate in the Company's health plans and other plans and programs generally available to the Company's employees.

        In the event of discharge without "Cause" or resignation for "Good Reason" (as such terms are defined in the Hoffman Employment Agreement) during the term of the Hoffman Employment Agreement, Mr. Hoffman will be entitled to receive (1) severance pay equal to the greater of his base salary for the remaining contract term or 200% of his base salary, (2) an amount equal to 24 times the monthly COBRA payment applicable to him as of the termination date, (3) an amount equal to the annual bonus Mr. Hoffman would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year, and (4) any unpaid signing bonus amounts. The severance payment will be payable 50% in a lump sum as of the six month anniversary of Mr. Hoffman's termination of employment and 50% in a lump sum as of the one-year anniversary of Mr. Hoffman's termination of employment. The severance payment is contingent on Mr. Hoffman signing and not timely revoking a general release of claims. In addition, in the event of discharge without Cause or resignation for Good Reason, any unvested restricted stock issued pursuant to the Restricted Stock Agreements will automatically vest in full.

        Upon a "Change in Control" (as such term is defined in the Hoffman Employment Agreement), the vesting of stock options and restricted shares held by Mr. Hoffman shall be governed by the terms of such stock options or restricted shares award. If following a Change in Control Mr. Hoffman is discharged without Cause or resigns for Good Reason within one year following the Change in Control, Mr. Hoffman will receive (1) a severance payment equal to two times his base salary, (2) an amount equal to two times the average annual bonus paid to him during the term of the Employment Agreement, (3) an amount equal to 24 times the monthly COBRA payment applicable to him as of the termination date, and (4) an amount equal to the annual bonus Mr. Hoffman would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year. The Change in Control severance payment will be payable 50% in a lump sum as of the six month anniversary of Mr. Hoffman's termination of employment and 50% in a lump sum as of the one-year anniversary of Mr. Hoffman's termination of employment. The Change in Control severance payment is contingent on Mr. Hoffman signing and not timely revoking a general release of claims. Pursuant to the Hoffman Employment Agreement, if the aggregate present value of the "parachute payments" determined under Section 280G of the Internal Revenue Code exceeds three times his "base amount," as defined in Section 280G, the payouts upon a Change in Control shall be reduced to be less than three times his base amount.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Hoffman may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 44.

        The Hoffman Employment Agreement contains a non-solicitation clause that, during Mr. Hoffman's employment and for a period of two years following termination of his employment, prohibits Mr. Hoffman from, directly or indirectly, soliciting, inducing, encouraging, influencing or otherwise causing any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

        The Hoffman Employment Agreement contains a non-competition clause that, during Mr. Hoffman's employment and for a period of one year following termination of his employment, prohibits Mr. Hoffman from engaging in or being financially interested in any competitor of the Company, as named in the Hoffman Employment Agreement, other than the passive ownership of less than 2% of any class of securities of a company. The Hoffman Employment Agreement also contains confidentiality provisions relating to the Company's confidential information.

        Mr. Hoffman has announced that he will not renew his contract upon its expiration in February 2015.

Stephen R. Byers, Executive Vice President—Stores, Visual and Loss Prevention

        On May 2, 2011, the Company and Stephen R. Byers entered into an employment agreement effective May 1, 2011 (the "Byers Employment Agreement"). The Company elected to allow the Byers Employment Agreement to expire on April 30, 2014, and Mr. Byers executed a confidentiality, non-compete and non-solicitation agreement which allowed him to participate in the Severance Plan.

        Pursuant to the Byers Employment Agreement, Mr. Byers received an annual base salary of $470,000. Mr. Byers's annual base salary is now determined at the discretion of the HRCC in accordance with the Company's compensation philosophy and objectives, as further detailed under "Compensation Discussion and Analysis" beginning on page 21.

        The Byers Employment Agreement provided that Mr. Byers was eligible for a bonus under the Cash Bonus Plan under the following parameters: beginning with 2012, a target bonus of 50% of base salary in effect on the last day of the fiscal year, with threshold and maximum bonuses as determined by the HRCC. The performance measures to be utilized and the weighting of these performance measures were determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan. With respect to 2013, the Cash Bonus Plan net income threshold was not achieved, and, therefore, Mr. Byers did not receive any cash bonus, as is further detailed under "Performance-Based Annual Cash Incentive Compensation" beginning on page 27. Mr. Byers is also eligible to participate in plans and programs that are generally made available to the other employees of the Company. The Severance Plan does not provide the terms of annual bonus eligibility.

        The equity grants awarded to Mr. Byers are detailed on page 29.

        The Byers Employment Agreement provided that in the event of termination without cause or resignation for good reason, Mr. Byers would receive a severance payment equal to one and one-half years of his base salary and a stipend equal to the cost of COBRA premiums for medical and dental coverage for one and one-half years. The severance payment was contingent on Mr. Byers signing and not timely revoking a general release of claims. The Severance Plan provides the same severance benefits for Mr. Byers.

        Upon a "Change in Control" (as such term was defined in the Byers Employment Agreement), (1) stock options and restricted shares held by Mr. Byers would vest if Mr. Byers had been discharged without cause or resigned for good reason and (2) Mr. Byers was prohibited from resigning for good reason for a period of six months following the Change in Control. If following a Change in Control he was discharged without cause or resigned for good reason within two years of the Change in Control, Mr. Byers would have received a severance payment equal to one and one-half times his average base pay for the most recently completed three years plus one and one-half times the average bonus paid to him for the most recently completed three years or, if applicable, the "280G Permitted Payment" (as such term was defined in the Byers Employment Agreement). The Change in Control severance payment was contingent on Mr. Byers signing and not timely revoking a general release of claims. The Severance Plan provides the same "Change in Control" benefits for Mr. Byers.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Byers may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 44.

        The Byers Employment Agreement contained a non-competition clause that, during Mr. Byers's employment and for a period equal to one-half of the period for which he receives severance payments after termination of his employment, prohibited Mr. Byers from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Byers Employment Agreement. The Byers Employment Agreement also contained confidentiality provisions relating to the Company's confidential information. The Confidentiality, Non-Competition and Non-Solicitation Agreement executed by Mr. Byers as a condition of participation in the Severance Plan provides the same restrictions, except that the period of non-competition is 12 months from the date of termination.

Luis Fernandez, Executive Vice President—Chief Omnichannel Officer

        Effective May 7, 2012, the Company and Luis Fernandez entered into an employment agreement (the "Fernandez Employment Agreement"). The Fernandez Employment Agreement provides that the term shall be from May 7, 2012 until May 6, 2015, unless terminated by either party pursuant to the terms of the Fernandez Employment Agreement.

        Pursuant to the Fernandez Employment Agreement, Mr. Fernandez shall receive a base salary at an annual rate of $370,000. This base salary is subject to review during the term of the Fernandez Employment Agreement and may be increased in the sole discretion of the Company. Mr. Fernandez's salary was increased to $400,000 in May 2013 and to $425,000 in October 2013 in recognition of his assumption of additional duties.

        The Fernandez Employment Agreement provides that Mr. Fernandez is eligible for a bonus under the Cash Bonus Plan during the term of the Fernandez Employment Agreement under the following parameters: a target bonus of 50% of base salary in effect on the last day of the fiscal year, with threshold and maximum bonuses as determined by the HRCC. The performance measures to be utilized and the weighting of these performance measures will be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan. With respect to 2013, the Cash Bonus Plan net income threshold was not achieved, and, therefore, Mr. Fernandez did not receive any cash bonus, as is further detailed under "Performance-Based Annual Cash Incentive Compensation" beginning on page 27. Mr. Fernandez is also eligible to participate in plans and programs that are generally made available to the other employees of the Company.

        Pursuant to the Fernandez Employment Agreement, Mr. Fernandez received 10,000 shares of the Company's common stock. In addition, Mr. Fernandez received a grant of 10,000 performance-based restricted shares which were subject to vesting based on achievement of Company performance goals for 2012. As the performance goals for 2012 were not attained, the restricted stock award relating to 2012 performance goals was forfeited.

        The equity grants awarded to Mr. Fernandez are detailed on pages 29-30.

        The Fernandez Employment Agreement provides that in the event of termination without cause or resignation for good reason, Mr. Fernandez will receive a severance payment equal to one year of his base salary and will receive a stipend equal to the cost of COBRA premiums for medical and dental coverage for one year. The severance payment is contingent on Mr. Fernandez signing and not timely revoking a general release of claims.

        Upon a "Change in Control" (as such term is defined in the Fernandez Employment Agreement), (1) stock options and restricted shares held by Mr. Fernandez shall vest if Mr. Fernandez is discharged without cause or resigns for good reason and (2) Mr. Fernandez is prohibited from resigning for good reason for a period of six months following the Change in Control. If following a Change in Control he is discharged without cause or resigns for good reason within two years of the Change in Control, Mr. Fernandez will receive a severance payment equal to one and one-half times his average base pay for the most recently completed three years plus the average bonus paid to him for the most recently completed three years or, if applicable, the "280G Permitted Payment" (as such term is defined in the Fernandez Employment Agreement). The Change in Control severance payment is contingent on Mr. Fernandez signing and not timely revoking a general release of claims.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Fernandez may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 44.

        The Fernandez Employment Agreement contains a non-competition clause that, during Mr. Fernandez's employment and for a period of 18 months following the termination of his employment, prohibits Mr. Fernandez from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Fernandez Employment Agreement. The Fernandez Employment Agreement also contains confidentiality provisions relating to the Company's confidential information.

Potential Payments Upon Termination or Change in Control

        The Company has entered into agreements and maintains plans that will require it to provide compensation to the Named Executive Officers in the event of a termination of employment or a "Change in Control" of the Company, as such term is defined in the agreements and plans. The potential amount of compensation payable to each such Named Executive Officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the Named Executive Officer and/or a Change in Control occurred on February 1, 2014. The actual amounts to be paid will depend on the circumstances and time of the termination or Change in Control.

  Brendan L. Hoffman, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)		Retirement	Disability	Death
Cash Severance	—	—	$2,000,000	—	$3,000,000	(3)	—	—	—
Value of Accelerated
Restricted Stock(4)	—	—	8,600,000	$8,600,000	8,600,000		—	$8,600,000	$8,600,000
Continuing Health and
Welfare Benefits	—	—	33,307	—	33,307		—	—	—
Life Insurance	—	—	—	—	—		—	—	2,000,000

Total	$—	$—	$10,633,307	$8,600,000	$11,633,307		$—	$8,600,000	$10,600,000

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Mr. Hoffman leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)
Pursuant to Mr. Hoffman's employment agreement, if the aggregate present value of the "parachute payments" determined under Section 280G exceeds three times his "base amount," as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 31, 2014 ($10.75 per share).

  Stephen R. Byers, Executive Vice President—Stores, Visual and Loss Prevention

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)		Retirement	Disability	Death
Cash Severance	—	—	$727,500	—	$998,750	(3)	—	—	—
Value of Accelerated
Restricted Stock(4)	—	—	—	$575,125	575,125		—	$575,125	$575,125
Continuing Health and
Welfare Benefits	—	—	30,652	—	30,652		—	—	—
Life Insurance	—	—	—	—	—		—	—	970,000

Total	$—	$—	$758,152	$575,125	$1,604,527		$—	$575,125	$1,545,125

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Mr. Byers leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)
Pursuant to Mr. Byers's employment agreement, which expired April 30, 2014, if the aggregate present value of the "parachute payments" determined under Section 280G exceeds three times his "base amount," as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 31, 2014 ($10.75 per share).

  Luis Fernandez, Executive Vice President—Chief Omnichannel Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)		Retirement	Disability	Death
Cash Severance	—	—	$400,000	—	$577,500	(3)	—	—	—
Value of Accelerated
Restricted Stock(4)	—	—	—	$564,375	564,375		—	$564,375	$564,375
Continuing Health and
Welfare Benefits	—	—	27,126	—	—		—	—	—
Life Insurance	—	—	—	—	—		—	—	800,000

Total	$—	$—	$427,126	$564,375	$1,141,875		$—	$564,375	$1,364,375

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Mr. Fernandez leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)
Pursuant to Mr. Fernandez's employment agreement, if the aggregate present value of the "parachute payments" determined under Section 280G exceeds three times his "base amount," as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times his base amount. This calculation did not require such reduction.

(4)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 31, 2014 ($10.75 per share).

  Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination	Involuntary Termination Without Cause	Change in Control Without Termination	Change in Control With Termination	Retirement	Disability	Death
Life Insurance	—	—	—	—	—	—	—	$1,300,000

Total	$—	$—	$—	$—	$—	$—	$—	$1,300,000

  Keith E. Plowman, Executive Vice President—Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination	Involuntary Termination Without Cause		Change in Control Without Termination		Change in Control With Termination		Retirement	Disability	Death
Cash Severance	—	—	$244,615	(1)	—		$244,615	(1)	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	—		$1,021,250	(3)	1,021,250	(3)	—	$1,021,250	$1,021,250
Life Insurance	—	—	—		—		—		—	—	1,060,000

Total	$—	$—	$244,615		$1,021,250		$1,265,865		$—	$1,021,250	$2,081,250

(1)
Assumes Mr. Plowman signs a general release and is not rehired by the Company.

(2)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 31, 2014 ($10.75 per share).

(3)
The HRCC has discretion to fully vest the restricted stock of the Company upon a change in control. This calculation assumes the HRCC would choose to fully vest all restricted stock upon a change in control on February 1, 2014.

 Equity Compensation Plan Information

        At February 1, 2014, The Bon-Ton Stores, Inc. Amended and Restated 2009 Omnibus Incentive Plan and the Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of February 1, 2014:

	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock options	280,900	$18.36	—	(1)
Restricted shares	1,577,500	—	—	(1)
Restricted stock units	347,888	—	—	(1)

Subtotal	2,206,288	—	2,016,773
Equity compensation plans not approved by security holders	—	—	—

Total	2,206,288	—	2,016,773

(1)
The referenced plans do not allocate available shares among stock options, restricted shares or RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, directors and persons who own more than 10% of the Company's common stock are required to file reports of their holdings and transactions in Company stock with the SEC. To our knowledge, based solely on our review of copies of Section 16(a) forms furnished to us or upon written representations from these reporting persons that no other reports were required, all such filings in 2013 were made in a timely manner.

RELATED PARTY TRANSACTIONS

        The Company's Code of Ethical Standards and Business Conduct provides that no director or associate of the Company shall engage in any transactions with the Company unless approved by the Audit Committee. The Audit Committee Charter provides that the Audit Committee shall have the responsibility to review and approve all such related party transactions. All executive officers and directors are required to disclose any possible related party transaction in which such executive officer or director may participate and each such transaction must be approved by the Audit Committee.

        The Company leases its Oil City, Pennsylvania store from the estate of Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The Oil City lease terminates on July 31, 2021, and the Company has two five-year renewal options. The rental payments during 2013 under this lease were $223,500. The aggregate amount of all payments due under the terms of the lease at the beginning of 2014 through the remainder of the current term, which includes a lease renewal determined to be reasonably assured, is approximately $1,676,250. The late Ms. Grumbacher was the wife of Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer.

        Michael L. Gleim, a non-employee director, received a $50,000 supplemental retirement benefit during 2013 from the Company which was paid pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.

        Mr. Sherman is President of The Echo Design Group, Inc., which in 2013 supplied certain products to the Company. Payments for purchases by the Company in 2013 totaled $336,047.

SHAREHOLDER PROPOSALS

        Shareholder proposals for the 2015 Annual Meeting of Shareholders must be received by the Company by January 7, 2015 in order to be considered at the meeting and included in the Company's proxy statement and form of proxy relating to that meeting.

        If notice of any proposal with respect to a matter to be addressed at the 2015 Annual Meeting of Shareholders is received by the Company after March 17, 2015, the proposals with respect to such matter shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF PROXY MATERIALS

        SEC regulations permit the Company to send a single set of proxy materials, which includes this proxy statement, the Annual Report to Shareholders and the Notice of Internet Availability of Proxy Materials, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If a shareholder would prefer to receive his or her own copy, please contact Mary Kerr, Vice President—Investor Relations, by telephone at (717) 757-7660, by U.S. mail at 2801 East Market Street, Building E, York, Pennsylvania 17402 or by e-mail at ir@bonton.com. Similarly, if a shareholder would like to receive his or her own set of the Company's proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company's proxy materials in future years, please contact Ms. Kerr.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000210940_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Lucinda M. Baier 02 Philip M. Browne 03 Michael L. Gleim 04 Tim Grumbacher 05 Brendan L. Hoffman 06 Todd C. McCarty 07 Jeffrey B. Sherman 08 Steven B. Silverstein The Bon-Ton Stores, Inc. c/o Proxy Services PO Box 9142 Farmingdale, NY 11735 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 16, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by The Bon-Ton Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 16, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3 For Against Abstain 2. To approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Proxy Statement; 3. To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2014; and NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting..

0000210940_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K Wrap is/are available at www.proxyvote.com . THE BON-TON STORES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS June 17, 2014 The shareholder hereby appoints Brendan L. Hoffman and Keith E. Plowman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Bon-Ton Stores, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on June 17, 2014, at Bon-Ton's Corporate Office, 2801 E. Market Street, York, PA 17402, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side